UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐ ☒ ☐ ☐	Preliminary Proxy Statement Definitive Proxy Statement Definitive Additional Materials Soliciting Material Pursuant to §240 14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO THE LIMITED PARTNERS OF PENN VIRGINIA RESOURCE PARTNERS, L.P.

We cordially invite you to the Annual Meeting of Limited Partners (the “Annual Meeting”) of Penn Virginia Resource Partners, L.P. (the “Partnership”). The Annual Meeting will be held on June 6, 2012, at 10:00 a.m., Eastern DST, at The Villanova University Conference Center, 601 County Line Road, Radnor, Pennsylvania 19087.

The following pages contain the formal Notice of Annual Meeting and the Proxy Statement. At the Annual Meeting, you will be asked to consider the following matters: (1) the election of three Class I directors to the Board of Directors of Penn Virginia Resource GP, LLC (the “General Partner”), the general partner of the Partnership; (2) an advisory vote on named executive officer compensation; (3) ratification of the appointment of KPMG LLP as the Partnership’s independent registered public accountants for the year ending December 31, 2012; and (4) the transaction of such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof. Our General Partner’s Board of Directors unanimously recommends that you vote “FOR” all of the Director nominees listed, “FOR” approval of the advisory resolution to approve the named executives’ compensation and “FOR” approval of the ratification of auditors for 2012.

At the Annual Meeting you will be provided with an opportunity to meet with our management team. We hope that you will be able to join us.

Sincerely,

Edward B. Cloues, II Chairman of the Board of Directors of the General Partner	William H. Shea, Jr. Chief Executive Officer of the General Partner

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

APRIL 27, 2012

TO THE LIMITED PARTNERS OF PENN VIRGINIA RESOURCE PARTNERS, L.P.:

You are invited to the Annual Meeting of Limited Partners of Penn Virginia Resource Partners, L.P., which will be held at 10:00 a.m., Eastern DST, on June 6, 2012 at The Villanova University Conference Center, 601 County Line Road, Radnor, Pennsylvania 19087 for the following purposes:

1.	To elect three directors to Class I of the Board of Directors of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P.;

2.	To conduct an advisory vote to approve named executive officer compensation;

3.	To ratify the appointment of KPMG LLP as the Partnership’s independent registered public accounting firm for the 2012 fiscal year; and

4.	To transact such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

The Board of Directors of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., has fixed the close of business on April 9, 2012 as the record date for the determination of unitholders entitled to notice of, and to vote at the Annual Meeting. Only unitholders of record as of the close of business on such record date are entitled to notice of, and to vote at the Annual Meeting.

Your vote is very important. We encourage you to take part in the affairs of Penn Virginia Resource Partners, L.P. by voting. These proxy solicitation materials are first distributed or made available via the Internet to unitholders on or about April 27, 2012.

By Order of the Board of Directors of the General Partner,

Bruce D. Davis, Jr.

Executive Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 6, 2012

The Notice of Annual Meeting of Limited Partners, the Proxy Statement for the Annual Meeting

and the 2011 Annual Report to Unitholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2011, are available at http://proxyvote.com.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, Pennsylvania 19087

i

GENERAL

References in this Proxy Statement (the “Proxy Statement”) to the “Partnership,” “we,” “our,” “us” or like terms, are references to Penn Virginia Resource Partners, L.P. and its subsidiaries. References in this Proxy Statement to the “General Partner” refer to Penn Virginia Resource GP, LLC, our general partner and our wholly-owned subsidiary since March 10, 2011. References in this Proxy Statement to the “Board” refer to the Board of Directors of the General Partner. References in this Proxy Statement to the “Limited Partnership Agreement” or “Partnership Agreement” refer to our Fourth Amended and Restated Agreement of Limited Partnership. References in this Proxy Statement to “common units” refer to common units representing limited partner interests in the Partnership. References in this Proxy Statement to “unitholders” or “limited partners” refer to limited partners of the Partnership. Our limited partners own all of our common units.

This Proxy Statement contains information related to our Annual Meeting of Limited Partners to be held on June 6, 2012 (the “Annual Meeting”), beginning at 10:00 a.m. Eastern DST, at The Villanova University Conference Center, 601 County Line Road, Radnor, Pennsylvania 19087 and any adjournments or postponements thereof. Materials, including our annual report to unitholders, are first distributed or made available via the Internet to unitholders on or about April 27, 2012. Our annual report to unitholders includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Annual Report”). Unitholders are referred to the 2011 Annual Report for financial and other information about our business. The 2011 Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part of this Proxy Statement.

ABOUT THE ANNUAL MEETING

Who is paying for the cost of this proxy solicitation?

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by our Board for use at the Annual Meeting. We are paying for the solicitation of proxies. Proxies may be solicited by the directors, officers and other employees of our General Partner and our affiliates by telephone, Internet or facsimile, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units and we will reimburse such parties and our transfer agent for their reasonable out-of-pocket expenses in forwarding such materials. We will also bear the entire cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, and any additional information furnished by us to unitholders in connection with this Proxy Statement.

Why am I receiving these materials?

You received these materials from us because you owned our common units as of April 9, 2012 which we refer to as the “record date,” and, as a result, you are entitled to vote at the Annual Meeting. This Proxy Statement contains important information for you to consider when voting on: (1) the election of Class I directors, (2) the advisory vote to approve named executive officer compensation and (3) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year. Please read the Proxy Statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the common units that you own. That other person is also called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Bruce D. Davis, Jr. and Robert B. Wallace, or either of them acting individually, each with power of substitution, have been appointed by the Board as proxies for the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that the regulations of the U.S. Securities and Exchange Commission (“SEC”) require us to make available to you when we ask you to designate proxies to vote on your behalf. The Proxy Statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures, including information about the Board and our named executive officers’ compensation.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our unitholders will act upon the matters outlined in the Notice of Annual Meeting, including (1) the election of the Class I directors, (2) an advisory vote to approve named executive officer compensation and (3) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

What is the record date and what does it mean?

The record date established by the Board for the Annual Meeting is April 9, 2012. Unitholders of record at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Each of our common units Outstanding (as defined in the Partnership Agreement) as of the close of business on April 9, 2012, the record date, is entitled to one vote per common unit at the Annual Meeting. Please see “Voting Requirements for the Annual Meeting” for additional information.

As of the record date, 79,082,088 of our common units were Outstanding, all of which are entitled to vote at the Annual Meeting.

What constitutes a quorum?

With regard to Proposal 1, the limited partners (other than the General Partner and limited partners holding a direct interest in the General Partner or any affiliates of any such limited partners) holding any Outstanding common units on the record date that are represented in person or by proxy at the Annual Meeting will constitute a quorum.

With regard to Proposals 2 and 3, the holders of a majority of the Outstanding common units on the record date, represented in person or by proxy, will constitute a quorum. As of April 9, 2012, there were 79,082,088 Outstanding common units. Consequently, holders of at least 39,541,045 common units must be present either in person or by proxy to establish a quorum for Proposals 2 and 3.

Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present for purposes of determining a quorum at the Annual Meeting.

See “Voting Requirements for the Annual Meeting” for additional information.

What is the difference between a unitholder of record and a unitholder who holds common units in “street name”?

Most of our unitholders hold their common units through a brokerage firm, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between common units held of record and those held beneficially through a brokerage account, bank or other nominee.

•

Unitholder of Record. If your common units are registered directly in your name with our transfer agent, you are considered, with respect to those common units, the “unitholder of record,” and these proxy materials are being made available directly to you by us. As the unitholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting.

•

Street Name. If your common units are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of common units held in “street name,” and these proxy materials are being made available to you by your broker, bank or other nominee, which is considered, with respect to those common units, the unitholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the unitholder of record, you may not vote these common units in person at the Annual Meeting unless you obtain a legal proxy from the record holder, which is your broker, bank or other nominee, giving you the right to vote the common units. Your broker, bank or other nominee should provide a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your common units.

How do I vote?

There are four ways in which you may cast your vote. You may vote:

•

In Person. If you are a unitholder of record, you may vote in person at the Annual Meeting. Common units held by a broker, bank or other nominee may be voted in person by you only if you obtain a legal proxy from the record holder (which is your broker, bank or other nominee) giving you the right to vote the common units;

•

Via the Internet. You may vote electronically via the Internet by accessing the Internet address provided on the notice regarding the availability of proxy materials or on each proxy card (if you are a unitholder of record) or vote instruction card (if your units are held by a broker, bank or other nominee);

•

By Telephone. You may vote by using the toll-free telephone number listed on each proxy card (if you are a unitholder of record) or vote instruction card (if your units are held by a broker, bank or other nominee); or

•

By Mail. You may vote by marking, signing and dating each proxy card (if you are a unitholder of record) or vote instruction card (if your units are held by a broker, bank or other nominee) and returning it by mail in the envelope provided.

Even if you plan to attend the Annual Meeting in person, your plans may change, thus we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If your units are held by a broker, bank or other nominee, you should receive instructions from the broker, bank or other nominee that you must follow in order to have your units voted. Please review such instructions to determine whether you will be able to vote via Internet or by telephone.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Eastern DST, June 5, 2012.

What does it mean if I receive more than one proxy card or vote instruction card?

Your receipt of more than one proxy card or vote instruction card means that you have multiple accounts with our transfer agent or with a brokerage firm, bank or other nominee. If voting by mail, please sign and return all proxy cards or vote instruction cards to ensure that all of your common units are voted. Each proxy card or vote instruction card represents a distinct number of common units and it is the only means by which those particular common units may be voted by proxy.

Can I change my vote?

Yes. If you are a unitholder of record, you may revoke or change your vote at any time before the polls close at the Annual Meeting by:

•	timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

•	timely delivery of a valid, later-dated executed proxy card;

•

giving written notice of revocation to Penn Virginia Resource Partners, L.P., Attention: Investor Relations, Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087, no later than 11:59 p.m., Eastern DST, on June 5, 2012; or

•	attending the Annual Meeting and voting your common units in person; however, attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy.

If you are a street name unitholder, you must follow the instructions on revoking your proxy, if any, provided by your bank, broker or other nominee.

What are the recommendations of the Board?

The recommendations of the Board are set forth together with the description of each item in the Proxy Statement. In summary, the Board recommends a vote:

•	“FOR” the election of each of the nominees to serve as Class I directors;

•	“FOR” an advisory vote to approve the compensation of our named executive officers (“NEOs”) as disclosed in the Proxy Statement; and

•	“FOR” the ratification of the appointment of KPMG LLP as the Partnership’s independent registered public accounting firm for the 2012 fiscal year;

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

What are “abstentions” and “broker non-votes” and how are these votes treated?

An “abstention” occurs when a unitholder is present at the Annual Meeting but fails to vote or voluntarily withholds his or her vote for any of the matters upon which the unitholders are voting. Abstentions are considered “present” and are included in the quorum calculations.

If you hold your common units in street name, you should receive instructions from your bank, broker or other nominee describing how to vote your common units. Your bank, broker or other nominee is permitted to vote on “routine” matters even if it has not received voting instructions from you, but it is not permitted to vote on “non-routine” matters absent specific voting instructions from you. When a bank, broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the bank, broker or other nominee should vote your common units, and the bank, broker or other nominee indicates it does not have authority to vote such common units on its proxy, a “broker non-vote” results. Under the New York Stock Exchange (“NYSE”) rules, the election of directors (Proposal 1), and the advisory vote on named executive officer compensation (Proposal 2) are matters considered “non-routine” and in the absence of your instruction, your bank, broker or other nominee does not have the authority to vote your units. If you do not instruct your bank, broker or other nominee as to how to vote your units on these matters, your units will not be voted. The ratification of the selection of our independent registered public accounting firm (Proposal 3) is considered a “routine” matter under NYSE rules and, if you do not instruct your bank, broker or other nominee as to how to vote your units on this matter, your bank, broker or other nominee has the authority to vote these units for or against such matter. Broker non-votes will be counted as present at the meeting for purposes of determining a quorum. Broker non-votes will have no effect on the election of director nominees (Proposal 1) or the advisory vote on named executive officer compensation (Proposal 2).

What are my voting choices when voting for Class I director nominees and what vote is needed to elect the nominees?

In the vote on the election of Class I directors, you may:

•	vote “FOR ALL” as to all nominees;

•	vote “WITHHOLD ALL” as to all nominees; or

•	vote “FOR ALL EXCEPT” as to specific nominees.

The Board recommends a vote FOR ALL of the nominees. Banks, brokers or other nominees do not have discretion to vote on this proposal without your instruction. If you do not instruct your bank, broker or other nominee how to vote on this proposal, your bank, broker or other nominee will deliver a broker non-vote on this proposal.

Pursuant to the Partnership Agreement, the directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the director nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be elected. Abstentions and broker non-votes will have no effect on the election of a director nominee. You may not cumulate your votes in the election of directors. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his or her number of securities by the number of directors to be elected and cast the total number of votes for a single nominee or a select few nominees. Please see “Voting Requirements for the Annual Meeting” for additional information.

What are my voting choices when voting, in an advisory vote, for the approval of compensation of our NEOs, as disclosed in “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers” in the Proxy Statement, and what vote is needed to approve the compensation of our NEOs?

In the advisory vote to approve the compensation of our NEOs as disclosed in “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers” in this Proxy Statement, you may:

•	vote “FOR” the approval of the named executive officer compensation;

•	vote “AGAINST” the approval of the named executive officer compensation; or

•	vote “ABSTAIN” to abstain from voting on the approval of the named executive officer compensation.

The Board recommends a vote FOR the approval of the named executive officer compensation. Banks, brokers or other nominees do not have discretion to vote on this proposal without your instruction. If you do not instruct your bank, broker or other nominee how to vote on this proposal, your bank, broker or other nominee will deliver a broker non-vote on this proposal.

This advisory vote, which is non-binding, will be deemed approved with the affirmative vote of the holders of a majority of the common units entitled to vote and represented in person or by proxy at the Annual Meeting. Please see “Voting Requirements for the Annual Meeting” for additional information.

What are my voting choices when voting for the ratification of the appointment of KPMG LLP as the Partnership’s independent registered public accounting firm and what vote is needed to ratify the appointment of KPMG LLP?

In the vote on the ratification of KPMG LLP as the Partnership’s independent registered public accounting firm for the 2012 fiscal year, you may:

•	vote “FOR” the ratification of the appointment of KPMG LLP;

•	vote “AGAINST” the ratification of the appointment of KPMG LLP; or

•	vote “ABSTAIN” to abstain from voting on the ratification of the appointment of KPMG LLP.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP. Banks, brokers or other nominees have discretion to vote on this proposal without your instruction. If you do not instruct your bank, broker or other nominee how to vote on this proposal, your bank, broker or other nominee will vote on this proposal in its discretion.

The action of the Audit Committee in appointing KPMG LLP as the Partnership’s independent registered public accounting firm for the 2012 fiscal year will be ratified by an affirmative vote of the holders of a majority of the common units entitled to vote and represented in person or by proxy at the Annual Meeting. Please see “Voting Requirements for the Annual Meeting” for additional information.

What happens if I do not give specific voting instructions?

If you are a unitholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your units in the manner recommended by the Board on all matters presented in the Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you hold your units through a broker, bank or other nominee, you should receive separate instructions from the broker, bank or other nominee describing the circumstances under which your units may be voted if you do not give specific voting instructions.

Who counts the votes?

Broadridge Financial Solutions, Inc. will tabulate the votes and will act as the independent inspector of election.

Whom should I contact with questions?

If you have any questions about the Proxy Statement or the Annual Meeting, please contact our Investor Relations Department in writing at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania, 19087; by email at www.invest@pvrpartners.com or by telephone at (610) 975-8204.

Where may I obtain additional information about Penn Virginia Resource Partners, L.P.?

We refer you to our 2011 Annual Report for additional information about us. You may receive copies of our 2011 Annual Report at no charge through the Investor Relations section of our website at http://www.pvrpartners.com. The Proxy Statement and our 2011 Annual Report are also available at http://proxyvote.com. You may also receive copies of our 2011 Annual Report or Proxy Statement at no charge, or request to receive any additional information or directions to the location of the Annual Meeting to be able to vote in person, by contacting our Investor Relations Department in writing at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087; by email at www.invest@pvrpartners.com or by telephone at (610) 975-8204. If you have any questions about how to submit your proxy or voting instruction card, or if you need additional copies of this Proxy Statement or the enclosed proxy card or voting instruction card, you may contact:

Broadridge Financial Services

51 Mercedes Way

Edgewood, NY 11717

http://www.broadridge.com

1.800.353.0103

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 6, 2012

The Notice of Annual Meeting of Limited Partners, the Proxy Statement for the Annual Meeting

and the 2011 Annual Report to Unitholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2011, are available at http://proxyvote.com.

VOTING REQUIREMENTS FOR THE ANNUAL MEETING

Right to Vote and Related Matters

Only those record holders of our common units on April 9, 2012, the record date for the Annual Meeting (subject to the limitations contained in the definition of “Outstanding” as set forth below and in Article XIII of the Partnership Agreement), are entitled to notice of, and to vote at, the Annual Meeting, or to act with respect to matters as to which the holders of the Outstanding common units have the right to vote or to act. All references in this Proxy Statement to votes of or other acts that may be taken by the Outstanding common units are deemed to be references to the votes or acts of the record holders of such Outstanding common units. As of the record date, 79,082,088 of our common units were Outstanding, all of which are entitled to vote at the Annual Meeting.

If at any time any person or group (other than the General Partner and its affiliates) beneficially owns 20% or more of any class of units of the Partnership, such person or group loses voting rights on all of its units and such units shall not be considered “Outstanding.” This loss of voting rights does not apply to (i) any person or group who acquired 20% or more of any class of units from the General Partner or its affiliates, (ii) any person or group who directly or indirectly acquired 20% or more of any class of units from that person or group described in clause (i) provided the General Partner notified such transferee that such loss of voting rights did not apply and (iii) any person or group who acquired 20% or more of any class of units issued by the Partnership with the prior approval of the Board.

With respect to the election of Class I directors to the Board (Proposal 1), our General Partner and those limited partners holding a direct interest in the General Partner or any affiliates of such limited partners will not be entitled to vote common units that are otherwise entitled to vote at any meeting of the limited partners.

With respect to common units that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing) in whose name such common units are registered, such other person must, in exercising the voting rights in respect of such common units on any matter and unless the arrangement between such persons provides otherwise, vote such common units in favor of, and at the direction of, the person who is the beneficial owner, and the Partnership is entitled to assume it is so acting without further inquiry.

Quorum

With regard to Proposal 1, if the General Partner provides at least thirty days advance notice, then the limited partners (excluding the General Partner and those limited partners holding a direct interest in the General Partner or any affiliates of such limited partners) holding Outstanding common units on the record date, represented in person or by proxy at a meeting at which directors will be elected, will constitute a quorum. If the General Partner provides less than thirty days advance notice of a meeting at which directors are elected, then limited partners (other than the General Partner and those limited partners holding a direct interest in the General Partner or any affiliates of such limited partners) holding a majority of the Outstanding common units on the record date will constitute a quorum.

With regard to Proposals 2 and 3, the holders of a majority of the Outstanding common units (including common units deemed owned by the General Partner) on the record date, represented in person or by proxy, will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present at the Annual Meeting. The limited partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough limited partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding common units specified in the

Partnership Agreement (including Outstanding common units deemed owned by the General Partner, if any). In the absence of a quorum, the Annual Meeting may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding common units entitled to vote at the Annual Meeting (including Outstanding common units deemed owned by the General Partner, if any) represented either in person or by proxy, but no other business may be transacted, except as otherwise provided in the Partnership Agreement.

PROPOSALS PRESENTED FOR UNITHOLDER VOTE

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board is comprised of nine directors. Our Board of Directors is divided into three classes and the terms of our directors are “staggered.” Each year, our directors in one class are elected to serve for a term that expires at the annual meeting three years later upon the election of their successors, subject to a director’s earlier resignation, death or removal. If a director is appointed to the Board to fill a vacancy, that appointed director will have the same remaining term as his or her predecessor. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated James L. Gardner, Thomas W. Hofmann and William H. Shea, Jr. to stand for election as Class I directors at the 2012 annual meeting. If elected, the Class I directors will serve until their successors are elected at the 2015 annual meeting of limited partners, or until their earlier resignation, death or removal.

Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected. Unless otherwise indicated on the proxy, the persons named as proxies in the accompanying proxy card will vote “FOR” each of the nominees listed above. If any nominee becomes unavailable for any reason to stand for election as a director, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons that the Board of Directors may recommend and propose to replace such nominee.

Certain individual qualifications and skills of our Class I director nominees, along with information concerning the current Class II and Class III directors whose terms will continue after the Annual Meeting, is located under the heading “Board of Directors and Executive Officers.” We did not pay any third-party fees to assist in the process of identifying or evaluating director nominees nor did we receive a recommended director nominee from any unitholder.

Unitholders may not cumulate their votes in the election of directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF JAMES L. GARDNER, THOMAS W. HOFMANN AND WILLIAM H. SHEA, JR. TO CLASS I OF THE BOARD OF DIRECTORS.

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and related SEC rules, we are seeking advisory (non-binding) unitholder approval of the compensation of our NEOs as disclosed in the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers” pursuant to Item 402 of Regulation S-K. This advisory vote, commonly known as a “say-on-pay” vote, gives unitholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific element of our executive’s compensation, but instead it is intended to address the overall compensation of the named executive officers as disclosed in this Proxy Statement.

Our compensation philosophy is designed to link each named executive officer’s compensation to the achievement of our business and strategic goals, align their interests with those of our unitholders, recognize individual contributions and attract, motivate and retain highly-talented executive officers. Consistent with this philosophy, the components of our NEOs’ compensation include a base salary, an annual cash incentive award, and a long-term equity award. We urge you to read the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program implements our compensation philosophy. The Compensation and Benefits Committee and the Board believe that our executive compensation program is effective in implementing our compensation philosophy and in achieving its goals.

Based on the voting results at our 2011 annual meeting of unitholders with respect to the frequency of unitholder advisory votes on the compensation of our named executive officers (the “Frequency Vote”), we have decided to include an advisory vote on the compensation of our NEOs in our proxy materials on an annual basis.

This proposal provides our unitholders with the opportunity to approve or not approve, on an advisory basis, the compensation of our NEOs through the following resolution:

“RESOLVED that the unitholders of Penn Virginia Resource Partners, L.P. (the “Partnership”) approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Partnership’s Proxy Statement for the 2012 annual meeting of the limited partners pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables, and any related narrative disclosures.”

This vote is advisory, and it will be non-binding on the Compensation and Benefits Committee and the Board. Accordingly, neither the Compensation and Benefits Committee nor the Board will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Benefits Committee and the Board, however, will give serious consideration to the outcome of the vote in future determinations concerning executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION SET FORTH IN THIS PROPOSAL RELATING TO THE COMPENSATION OF OUR NEOs AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR

The Audit Committee of the Board has appointed KPMG LLP as our independent registered public accounting firm to examine and report to unitholders on the consolidated financial statements of the Partnership and its subsidiaries for the 2012 fiscal year. Although unitholder approval for this appointment is not required by the Partnership Agreement, or otherwise, the Audit Committee and our Board are submitting the selection of KPMG LLP for ratification to obtain the views of unitholders and as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of the Partnership and its unitholders. Representatives of KPMG LLP are expected to be present and available to answer questions at the 2012 Annual Meeting. Representatives of KPMG LLC will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.

OTHER MATTERS FOR THE 2012 ANNUAL MEETING

The Board does not know of any other matter to be presented for action at the Annual Meeting. However, if any new matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the proxy will be voted in accordance with the judgment of the proxy holders.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

As with most publicly traded limited partnerships, we do not have a board of directors or employees, but instead our General Partner manages our operations and activities on our behalf. The following table shows information for the executive officers and the members of the Board of Directors of our General Partner. Our Board of Directors is currently divided into three classes, and each year the directors in one class are elected to serve for a term that expires at the annual meeting three years later upon the election of their successors, subject to a director’s earlier resignation, death or removal. The term for the director nominees, if elected at the 2012 annual meeting, will expire at the 2015 annual meeting of limited partners. Executive officers are not appointed for a specific term but instead serve at the discretion of the Board in their respective offices until they resign, their employment is terminated or they are re-appointed by the Board. There were no changes to our executive management team during 2011.

On March 10, 2011, the Partnership completed its acquisition of Penn Virginia GP Holdings, L.P. (“PVG”) and PVG GP, LLC, PVG’s general partner, through a merger of PVG and PVG GP, LLC with and into the Partnership (the “Merger”). In connection with the Merger, Messrs. Hall, Weller and van Roden, each a director of PVG GP, LLC, were appointed to our Board of Directors.

There are no family relationships among any of the directors or executive officers of our General Partner. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

The following table shows information regarding the current directors and executive officers of our General Partner.

Name	Age	Position with our General Partner
William H. Shea, Jr. *	57	Director and Chief Executive Officer
Edward B. Cloues, II †	64	Director and Chairman of the Board
James L. Gardner * †	60	Director
Robert J. Hall †	67	Director
Thomas W. Hofmann * †	60	Director
James R. Montague †	64	Director
Marsha R. Perelman †	61	Director
John C. van Roden, Jr. †	63	Director
Jonathan B. Weller †	65	Director
Bruce D. Davis, Jr.	55	Executive Vice President, General Counsel and Secretary
Keith D. Horton	58	Co-President and Chief Operating Officer- Coal
Ronald K. Page	61	Co-President and Chief Operating Officer- Midstream
Robert B. Wallace	50	Executive Vice President and Chief Financial Officer

*	Standing for re-election to the Board.
†	Independent directors.

Directors of our General Partner

Class I Director Nominees for Terms to Expire in 2015

James L. Gardner has served as a director of our General Partner since January 2006. Since 2005, Mr. Gardner has been an Associate Professor of Philosophy at Freed-Hardeman University. From 2002 to 2004, Mr. Gardner served as Executive Vice President and Chief Administrative Officer of Massey Energy Company (“Massey”), a coal mining company. From 2000 to 2002, Mr. Gardner was in the private practice of law, principally representing Massey. He also served as a director of Massey from 2000 to 2002. Mr. Gardner served as Senior Vice President of Massey from 1994 to 2000 and as General Counsel from 1993 to 2000. From 1991 to 1993, Mr. Gardner was an attorney at the law firm of Hunton & Williams LLP. As a result of his position as a director and executive at Massey and his representation of coal clients as a lawyer, Mr. Gardner has extensive operational, strategic and legal experience related to the coal industry. With this experience, Mr. Gardner offers keen insight to the Board as it oversees our coal and natural resource management operations.

Thomas W. Hofmann has served as a director of our General Partner since May 2009. Since December 2008, Mr. Hofmann has been retired. Mr. Hofmann served as Senior Vice President and Chief Financial Officer of Sunoco, Inc., an oil refining and marketing company, from January 2002 to December 2008. Mr. Hofmann also serves as a director of West Pharmaceutical Services, Inc. and Northern Tier Energy, Inc. In the last five years, he has also served on the board of directors of the general partner of Sunoco Logistics Partners, L.P. and VIASYS Healthcare Inc. As the former Chief Financial Officer of Sunoco, Inc., Mr. Hofmann has substantial experience and knowledge regarding financial issues related to energy companies and the energy industry. Mr. Hofmann’s extensive financial, management and strategic experiences allow him to provide critical insights to the Board and makes him well-qualified to serve as the chairman of the audit committee of the Board.

William H. Shea, Jr. has served as Chief Executive Officer and a director of our General Partner since March 2010. Mr. Shea also served as a director and as President and Chief Executive Officer of PVG GP, LLC from March 2010 to March 2011 and served as a director of Penn Virginia Corporation from July 2007 to March 2010. Mr. Shea served as the Chairman of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., a refined petroleum products pipeline partnership, from May 2004 to July 2007, as President and Chief Executive Officer of Buckeye GP LLC from September 2000 to July 2007 and as President and Chief Operating Officer of Buckeye GP LLC from July 1998 to September 2000. From August 2006 to July 2007, Mr. Shea served as Chairman of MainLine Management LLC, the general partner of Buckeye GP Holdings L.P., and as President and Chief Executive Officer of MainLine Management LLC from May 2004 to July 2007. Mr. Shea also serves as a director of Kayne Anderson Energy Total Return Fund, Inc. and Kayne Anderson MLP Investment Company. Mr. Shea has an agreement with Riverstone Holdings LLC, pursuant to which he has agreed to serve on the boards of Carlyle/Riverstone Funds portfolio companies. He has also served as a director of Niska Gas Storage Partners LLC since May 2010. Mr. Shea’s extensive experience as an executive in the energy industry, both through his current position as the General Partner’s Chief Executive Officer as well as his past employment with Buckeye, has given him valuable knowledge about our business as well as expertise in a broad spectrum of energy companies that operate in the coal, natural gas gathering and processing and refined petroleum products transportation sectors. In addition, Mr. Shea has valuable experience overseeing the strategy and operations of publicly-traded partnerships.

Class II Directors with Terms Expiring in 2013

Robert J. Hall has served as a director of our general partner since March 2011. Mr. Hall had previously served as a director of PVG GP, LLC since September 2006 and, in connection with the Merger, joined the board of our general partner. Mr. Hall has served as Chief Operating Officer of Philadelphia Media Network since October 2010. Since June 2004, Mr. Hall has been providing consulting services in newspaper industry acquisitions. From January 2004 to May 2004, Mr. Hall was retired. From 1990 to December 2003, Mr. Hall served as Publisher and Chairman of Philadelphia Newspapers, Inc., which published the Philadelphia Inquirer and the Philadelphia Daily News. From 1985 to 1989, Mr. Hall served as General Manager of the Detroit Free Press, and from 1989 to 1990, he served as Chairman of the Detroit Free Press. Mr. Hall has served for 30 years as an executive of two major newspaper publishers and, as a result, has extensive leadership experience and familiarity with various strategic, financial and other transactions and employee relations. This experience allows him to provide guidance to the Board on such matters.

James R. Montague has served as a director of our General Partner since August 2001. Since 2003, Mr. Montague has been retired. From 2001 to 2002, Mr. Montague served as President of EnCana Gulf of Mexico LLC, a subsidiary of EnCana Corporation, which is in the business of oil and gas exploration and production. From 1996 to June 2001, Mr. Montague served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an exploration and production oil and gas company, and GCO Minerals Company, a company that managed International Paper Company’s mineral holdings. Mr. Montague also serves as a director of Atwood Oceanics, Inc., as a director of the general partner of Magellan Midstream Partners, L.P., and as non-executive Chairman of Davis Petroleum Corp. Mr. Montague has detailed knowledge of our operations, having served as a director of our General Partner since our initial public offering in 2001. In addition, Mr. Montague’s substantial experience as an executive in the energy industry and as a director of another publicly traded partnership has helped him provide guidance to the Board in connection with financial, strategic and other matters.

Marsha R. Perelman has served as a director of our General Partner since May 2005. In 1993, Ms. Perelman founded, and since then has been the Chief Executive Officer of, Woodforde Management, Inc., a holding company. In 1983, she co-founded, and from 1983 to 1990 served as the President of Clearfield Ohio Holdings, Inc., a gas gathering and distribution company. In 1983, she also co-founded, and from 1983 to 1990 served as Vice President of, Clearfield Energy, Inc., a crude oil gathering and distribution company. Ms. Perelman also serves as a director of Penn Virginia Corporation. Ms. Perelman has detailed knowledge of our operations, having served as a director on our Board since 2005 and as a director of Penn Virginia Corporation since 1998. Ms. Perelman’s professional and personal contacts have helped her identify and recruit director candidates for the Board. In addition, Ms. Perelman’s background in the energy and other industries has enabled her to contribute significantly to our strategic direction.

Class III Directors with Terms Expiring in 2014

Edward B. Cloues, II, has served as a director of our general partner since January 2003 and has served as Chairman of the Board since July 2011. Mr. Cloues is a director and the non-executive Chairman of the Board of each of AMREP Corporation and Penn Virginia Corporation and also serves as a director of Hillenbrand, Inc. From January 1998 until April 2010, Mr. Cloues served as Chairman of the Board and Chief Executive Officer of K-Tron International, Inc., a provider of material handling equipment and systems. From October 1979 to January 1998, Mr. Cloues was a partner of Morgan, Lewis & Bockius LLP, a global law firm. As a former public company CEO and a former law firm partner specializing in business law matters, Mr. Cloues has extensive leadership experience and familiarity with complex mergers and acquisitions and other transactions. In addition, as a result of his multiple public company directorships and other business experience, Mr. Cloues has considerable background in financial, strategic, corporate governance and executive compensation matters.

John C. van Roden, Jr. has served as a director of our general partner since March 2011. Mr. van Roden had previously served as a director of PVG GP, LLC since September 2006 and, in connection with the Merger, joined the board of our general partner. Mr. van Roden serves as a director of Airgas, Inc., H.B. Fuller Company and Horsehead Holding Corp. and has served as Chairman of the Board of Airgas, Inc. since September 2010. In the last five years, Mr. van Roden also served on the board of directors of SEMCO Energy, Inc. From January 2007 to December 2008, Mr. van Roden served as a consultant to P.H. Glatfelter Company, a global manufacturer of specialty papers and engineered products. From July 2006 to December 2006, Mr. van Roden served as Executive Vice President of P.H. Glatfelter Company, and from April 2003 to June 2006, he served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company. From 1998 to April 2003, Mr. van Roden served as Senior Vice President and Chief Financial Officer of Conectiv, a company engaged in the transmission and distribution of electricity and the distribution of natural gas to customers in the Mid-Atlantic region. From 1982 to 1998, Mr. van Roden served as Senior Vice President and Chief Financial Officer of Lukens, Inc., a producer of specialty steel. Over the past 25 years, Mr. van Roden has served as the CFO of three large companies, as well as on the board of directors of numerous public companies in several industries. In his various capacities, Mr. van Roden has provided these companies with strategic, financial and operational oversight and leadership. This experience enables him to provide guidance to the Board on a wide spectrum of strategic, financial and operational matters.

Jonathan B. Weller has served as a director of our general partner since March 2011. Mr. Weller had previously served as a director of PVG GP, LLC since September 2006 and, in connection with the Merger, joined the board of our general partner. Mr. Weller also serves as a director of AMREP Corporation and a member of the board of advisors of Momentum Real Estate Partners, LLC. Mr. Weller has been retired since 2009. From January 2007 to May 2009, Mr. Weller was an Adjunct Lecturer at The Wharton School of the University of Pennsylvania. From 1994 to April 2006, Mr. Weller served in various capacities with Pennsylvania Real Estate Investment Trust, an owner, operator and developer of shopping centers in the eastern United States, including as Vice Chairman from 2004 to April 2006, as President and Chief Operating Officer from 1994 to 2004 and as Trustee from 1994 to March 2006. Mr. Weller has substantial experience as an executive and a director of public companies, including as an executive and trustee of Pennsylvania Real Estate Investment Trust, pursuant to which he gained substantial knowledge regarding the management of investments. This knowledge and experience provides the Board with valuable insights into operational and strategic issues.

Executive Officers of our General Partner

William H. Shea, Jr. has served as Chief Executive Officer and a director of our General Partner since March 2010. For additional information on Mr. Shea, please see “Directors of our General Partner—Class I Director Nominees for Terms to Expire in 2015” above.

Robert B. Wallace has served as Executive Vice President and Chief Financial Officer of our General Partner since March 2010 and served as Executive Vice President and Chief Financial Officer of PVG GP, LLC from March 2010 to March 2011. From August 2007 to February 2010, Mr. Wallace was a private investor. Mr. Wallace served as Senior Vice President, Finance and Chief Financial Officer of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., a refined petroleum products pipeline company, from September 2004 to July 2007. Mr. Wallace also served as Senior Vice President, Finance and Chief Financial Officer of MainLine Management LLC, the general partner of Buckeye GP Holdings L.P., from September 2004 to July 2007. Prior to joining Buckeye, Mr. Wallace served as Executive Director, Corporate Finance of the Energy Group of UBS Investment Bank from September 1997 to February 2004.

Bruce D. Davis, Jr. has served as Executive Vice President, General Counsel and Secretary of our General Partner since June 2010 and served as Executive Vice President, General Counsel and Secretary of PVG GP, LLC from July 2010 to March 2011. From January 2004 to June 2010, Mr. Davis served as Vice President, General Counsel and Secretary of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. From September 2000 to November 2003, Mr. Davis was Associate General Counsel for Mirant Corporation. Prior to that, from July 1992 to September 2000, he was Associate General Counsel for Constellation Energy Group.

Keith D. Horton has served as Co-President and Chief Operating Officer—Coal of our General Partner since June 2006 and as President of Penn Virginia Operating Co., LLC since September 2001. From July 2001 to June 2006, Mr. Horton served as President and Chief Operating Officer of our General Partner. Mr. Horton served as a director of our General Partner from July 2001 to May 2005. Mr. Horton also served in various capacities with Penn Virginia Corporation since 1981, including as Executive Vice President from December 2000 to June 2010, as Vice President—Eastern Operations from February 1999 to December 2000, as Vice President from February 1996 to February 1999, and as a director from December 2000 to June 2010. Mr. Horton also serves as director of the Virginia Mining Association, the Powell River Project, Eastern Coal Council, and the National Council of Coal Lessors.

Ronald K. Page has served as Co-President and Chief Operating Officer—Midstream of our General Partner since June 2006 and as President of PVR Midstream LLC since January 2005. From July 2003 to June 2006, Mr. Page served as Vice President, Corporate Development of our General Partner. Mr. Page also served in various capacities with Penn Virginia Corporation since July 2003, including as Vice President from May 2005 to June 2010 and as Vice President, Corporate Development from July 2003 to May 2005. From January 1998 to May 2003, Mr. Page served in various positions with El Paso Field Services Company, including Vice President of Commercial Operations—Texas Pipelines and Processing from 2001 to 2003, Vice President of Business Development from 2000 to 2001 and Director of Business Development from 1999 to 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common units as of April 9, 2012, held by (1) beneficial owners of more than 5% of our common units; (2) each director and nominee for director of our General Partner; (3) each NEO; and (4) all directors and executive officers of our General Partner as a group.

The amounts and percentages of units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 9, 2012. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Common Units Beneficially Owned(1)		Percentage of Common Units Beneficially Owned(2)
5% Holders:(3)
Neuberger Berman Group LLC and Neuberger Berman LLC 605 Third Avenue New York, NY 10158	7,899,554	(4)	10.0%
Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne 1800 Avenue of the Stars, Third Floor Los Angeles, CA 90067	5,542,624	(5)	7.0%

Directors and Executive Officers:
Edward B. Cloues, II	71,220	(6)	*
Bruce D. Davis, Jr.	54,004	(7)	*
James L. Gardner	33,058	(8)	*
Robert J. Hall	29,671	(9)	*
Thomas W. Hofmann	21,203	(10)	*
Keith D. Horton	103,651	(11)	*
James R. Montague	54,018	(12)	*
Ronald K. Page	117,686	(13)	*
Marsha R. Perelman	78,735	(14)	*
William H. Shea, Jr.	130,535	(15)	*
John C. van Roden, Jr.	29,573	(16)	*
Robert B. Wallace	45,868	(17)	*
Jonathan B. Weller	31,533	(18)	*
All directors and executive officers as a group (14 persons)	853,715	(19)	1.08%

 * Less than 1%.

(1)

Unless otherwise indicated, all common units are owned directly by the named holder and such holder has sole power to vote and dispose of such units. Unless otherwise noted, the address for each beneficial owner named above is: Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087.

(2)	Based on 79,082,088 common units issued and outstanding on April 9, 2012.
(3)	All such ownership is based on information contained in filings submitted to the SEC on Schedules 13G relating to ownership holdings in the Partnership.

(4)

Information is as of December 31, 2011 and is based upon a Schedule 13G, filed by Neuberger Berman Group LLC and Neuberger Berman LLC, each being a Delaware limited liability company (collectively, “Neuberger Berman”), with the SEC on February 14, 2012. Neuberger Berman has shared voting power to vote 6,428,504 common units and shared dispositive power over 7,899,554 common units.

(5)

Information is as of December 31, 2011 and is based upon a Schedule 13G, filed by Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne (collectively, “Kayne Anderson”), with the SEC on February 7, 2012. Kayne Anderson has shared voting and dispositive power over 5,542,624 common units.

(6)

Includes 38,528 deferred common units. Excludes 4,900 common units held by the Jeannette C. Cloues Living Trust of which Mr. Cloues is the sole trustee. Mr. Cloues disclaims beneficial ownership of such common units.

(7)	Includes 44,680 phantom units.
(8)	Includes 31,710 deferred common units.
(9)	Includes 29,083 deferred common units.
(10)	Includes 12,345 deferred common units.
(11)	Includes 32,314 phantom units. Mr. Horton has joint voting and investment power with respect to 71,337 of these common units.
(12)	Includes 2,000 common units deferred pursuant to our General Partner’s non-employee directors deferred compensation plan and 38,528 deferred common units.
(13)	Includes 32,314 phantom units. Mr. Page has joint voting and investment power with respect to 85,372 of these common units.
(14)	Includes 35,686 deferred common units.
(15)	Includes 82,971 phantom units.
(16)	Includes 28,225 deferred common units.
(17)	Includes 31,732 phantom units and 2,450 common units held indirectly for the benefit of minor children.
(18)	Includes 28,225 deferred common units.
(19)

Includes 353,775 common units, 255,610 phantom units, 2,000 common units deferred pursuant to our General Partner’s non-employee directors deferred compensation plan, 242,330 deferred common units, and 2,450 common units held by Mr. Wallace for the benefit of his minor children.

GOVERNANCE MATTERS

Director Independence

Even though most companies with securities listed on the NYSE are required to have a majority of independent directors serving on the board of directors, the NYSE does not require a listed limited partnership like us to have a majority of independent directors on the Board. However, with the exception of our CEO, Mr. Shea, all of our directors currently meet the independence standards established by the NYSE.

Board Committee Composition

The Board has three standing committees: the Audit Committee, the Compensation and Benefits Committee and the Nominating and Governance Committee. The table below indicates the current members of each committee of the Board:

	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
William H. Shea, Jr.
Edward B. Cloues, II			X
James L. Gardner		Chair	X
Robert J. Hall		X	X
Thomas W. Hofmann	Chair		X
James R. Montague	X		X
Marsha R. Perelman			Chair
John C. van Roden, Jr.	X		X
Jonathan B. Weller		X	X

The Nominating and Governance Committee was formed in July 2011 and its membership has not changed since its formation. The membership of the Audit Committee and the Compensation and Benefits Committee identified in the above table have also been in place since July 2011. Prior to July 2011, the Audit Committee members were Messrs. Hofmann (Chairman), Montague, and Gardner and the Compensation and Benefits Committee members were Messrs. Gardner (Chairman), Cloues, Hofmann, and Montague.

Each of the standing Committees has a charter, which is available in the “Governance” section under the “Investors” tab of our website at http://www.pvrpartners.com and unitholders may obtain printed copies, free of charge, by sending a written request to Investor Relations Department, Penn Virginia Resource Partners, L.P., Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087 or by emailing www.invest@pvrpartners.com

Audit Committee

The current members of the Audit Committee are Messrs. Hofmann (Chairman), Montague and van Roden. Prior to July 2011, the Audit Committee members were Messrs. Hofmann (Chairman), Montague and Gardner. Applicable NYSE and SEC rules require that the Audit Committee be comprised of at least three directors determined to be independent according to particular rules that apply to members of the Audit Committee. The Board has determined that each of Messrs. Hofmann, Montague and van Roden meet these independence standards and that each is financially sophisticated and qualifies as an “Audit Committee Financial Expert,” as defined by SEC rules.

The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Committee also discusses with management earnings press releases and guidance provided to analysts. The Committee provides oversight with respect to business risk matters, compliance with ethics policies, compliance with legal and regulatory requirements and performance of our internal audit function. The Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding accounting, auditing and other matters. The Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties.

Compensation and Benefits Committee

The NYSE rules do not require a publicly traded limited partnership’s board of directors to have a standing compensation committee; however, our Board has elected to have a Compensation and Benefits Committee. The current members of the Compensation and Benefits Committee are Messrs. Gardner (Chairman), Hall and Weller, each an independent (as that term is defined in the NYSE rules) member of the Board. Prior to July 2011, the Compensation and Benefits Committee consisted of Messrs. Gardner (Chairman), Cloues, Hofmann and Montague.

The Compensation and Benefits Committee determines the compensation for the executive officers of our General Partner. The Committee reviews and discusses with management the information contained in “Compensation Discussion and Analysis” and recommends that such information be included herein. The Committee periodically reviews and makes recommendations or decisions regarding our General Partner’s incentive compensation and equity-based plans, provides oversight with respect to our General Partner’s other employee benefit plans and reports its recommendations to the Board. The Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The Committee may obtain advice and assistance from outside compensation consultants or other advisors as it deems necessary to carry out its duties.

Nominating and Governance Committee

The NYSE rules do not require a publicly traded limited partnership’s board of directors to have a standing nominating committee; however, our Board has elected to have a Nominating and Governance Committee. The current members of the Nominating and Governance Committee are Mrs. Perelman (Chairman) and Messrs. Cloues, Gardner, Hall, Hofmann, Montague, van Roden and Weller, each of whom is an independent (as that term is defined in the NYSE rules) member of the Board.

The responsibilities of the Nominating and Governance Committee are to identify individuals qualified to become Board members; to recommend to the Board the director nominees for election at the Company’s annual meetings of limited partners or for appointment to fill Board vacancies; to recommend to the Board the individual to serve as chairperson of the Board; to develop and recommend to the Board appropriate corporate governance principles and to assist the Board in implementing those principles; to oversee the evaluation of the Board through its annual review of the performance of the Board and its committees; to confirm that the Compensation and Benefits Committee evaluates the performance of the Chief Executive Officer and reviews with the CEO his or her evaluation of the performance of the other executive officers of the Company; to establish policies regarding succession of the CEO in the event of an emergency or retirement of the CEO; and to perform such other functions as the Board may assign to the Committee from time to time. The Committee may obtain advice and assistance from outside consultants or other advisors as it deems necessary to carry out its duties.

Conflicts Committee

Prior to April 2011, the Board had a standing Conflicts Committee which was comprised of independent directors that reviewed transactions and any other matters involving us or our affiliates that the

Board believed may have involved conflicts of interest and were appropriate for review or were required to be reviewed under our Partnership Agreement. The Conflicts Committee determined whether such transactions were fair and reasonable to us.

In April 2011, the Board determined that it was no longer necessary to have a standing Conflicts Committee due to the completion of the Merger and Penn Virginia Corporation’s divestment in its interests in the Partnership.

Board and Committee Meetings

During 2011, the Board held thirteen (13) regularly scheduled and special meetings. Our Compensation and Benefits Committee held nine (9) meetings. Our Audit Committee held six (6) meetings. The Nominating and Governance Committee, formed in July 2011, did not hold any meetings in 2011. None of our directors attended fewer than 90% of the aggregate number of meetings of the Board and committees of the Board on which such director served.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight of the Partnership is consistent with the Partnership’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Partnership’s risk exposure, and the Board and its committees provide oversight in connection with those efforts. Management is responsible for assessing and managing the Partnership’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. Responsibility for risk oversight rests with the full Board. The Board formally reviews the Partnership’s risk management processes and policies periodically; but the Board primarily exercises its risk oversight responsibility through meetings, discussions, and review of management reports and proposals. Consideration of risk is inherent in the Board’s consideration of the Partnership’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. Additionally, the committees of our Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists with risk management oversight in areas of financial reporting, internal controls, compliance with legal and regulatory requirements and our risk management policy relating to our hedging program. The Compensation and Benefits Committee has oversight responsibility to ensure that our incentive compensation policies and programs do not encourage or reward unnecessary or excessive risk-taking behavior by our executives. The Board receives regular reports from its committees about their activities in this regard. The Nominating and Governance Committee is responsible for managing risks relating to the independence of our directors, and overseeing risks related to the Partnership’s governance structure and processes, including succession planning for the Partnership’s management.

The Board; Leadership Structure

The Board has nine members. The Board has no policy that requires that the positions of Chairman and CEO be separate or that they be held by the same individual. The Board believes that this determination should be based on circumstances existing from time to time, including the composition, skills and experience of the Board and its members, specific challenges faced by the Partnership and governance efficiency. The Board is structured to promote independence whether or not its Chairman is a member of executive management. Currently, the Board has divided its leadership structure. The Chairman of the Board is an independent, non-employee director elected by the Board to serve until he resigns, is removed or ceases to be a director of the General Partner. In 2011, Mr. Cloues was elected by the Board to serve as Chairman of the Board. Our Chief Executive Officer, Mr. Shea, is a full-time officer and employee of the General Partner, who is appointed by the Board. The Board believes corporate governance is strengthened by a structure that allows for independent board oversight of the performance of the Chief Executive Officer, and the Board believes such oversight is strongest if the Board is led by an independent chairman rather than by the Chief Executive Officer. In addition, separating the positions of Chairman and Chief Executive Officer allows our Chief Executive Officer to focus on our day-to-day business and our Chairman to focus on the leadership of the Board in its fundamental role of advising management and providing independent oversight. The entire Board, with the exception of Mr. Shea, consists of independent directors, and the Audit, Compensation and Benefits, and Nominating and Governance Committees are all composed entirely of independent directors.

Non-Management Executive Sessions and Unitholder Communications

Non-management directors regularly meet in executive session in connection with the regular meetings of the Board and also at regular meetings of our Board committees. Mr. Cloues presides over these sessions of the Board and the respective committee chairpersons preside over the committee meetings. Unitholders and other interested parties can communicate directly with non-management directors by contacting Mr. Cloues, in writing, c/o General Counsel and Secretary, Penn Virginia Resource Partners, L.P., Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087.

Board Nominations; Consideration of Diversity

Nominations of persons for election to the Board may be made at an annual meeting of the limited partners only pursuant to our General Partner’s notice of meeting, (1) by or at the direction of a majority of the directors on the Board, or (2) by any limited partner or group of limited partners (in either case, a “Limited Partner Group”) that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior 18 months, 5% of our Outstanding units and such limited partner, or each limited partner in such group, was a record holder at the time the notice provided for in the Partnership Agreement was delivered to our General Partner and complies with the notice procedures set forth in the Partnership Agreement.

The Nominating and Governance Committee recommends candidates to the Board for nominations for election to the Board and is also responsible for recommending candidates to the Board to fill vacancies that may occur between annual meetings. The Board believes its overall composition should include directors who possess a considerable amount of business management experience (such as experience as an executive), oil and gas related business experience, public company or partnership experience or possess a financial background. The Board relies on the Nominating and Governance Committee to identify and evaluate nominees for director. When searching for new candidates, the Nominating and Governance Committee will consider the evolving needs of the Board and identify candidates that fill current or anticipated future needs. Although we do not have any formal minimum qualifications for the selection of directors, the Nominating and Governance Committee will consider a candidate’s management and business experience and then consider issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing unitholder value when considering director candidates. The Board does not have a formal policy with respect to director diversity but considers it important to have a diversity of backgrounds and professional experiences represented on the Board and takes into consideration these attributes when evaluating a nominee. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board will also be considered.

Nomination of Director Candidates by Unitholders

Unitholders of record, as described above, may nominate directors for election to the Board at any annual meeting; provided that they comply with the requirements described below and in the section of this Proxy Statement entitled “Proposals for the 2013 Annual Meeting.” While we do not have a policy that specifically addresses the consideration of director candidates recommended by unitholders, there would be no differences in the manner and criteria by which the Board evaluates director candidates recommended by unitholders and those recommended by other sources.

For any nominations brought before an annual meeting by a Limited Partner Group, the Limited Partner Group must give timely notice in writing to our General Partner. The notice must contain certain information as described in the Partnership Agreement. To be timely, a Limited Partner Group’s notice must be delivered to our General Partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting date (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the Limited Partner Group must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Partnership or our General Partner).

In the event that the number of directors to be elected to the Board is increased effective after the time period for which nominations are otherwise due and there is no public announcement by the Partnership or our General Partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting date, a Limited Partner Group’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our General Partner not later than the close of business on the 10th day following the day on which such public announcement is first made by the Partnership or our General Partner.

Nominations of persons for election to the Board also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of the Partnership Agreement.

Only such persons who are nominated in accordance with the procedures set forth in the Partnership Agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Notwithstanding the foregoing, unless otherwise required by law, if a Limited Partner Group (or a qualified representative of the Limited Partner Group) does not appear at the annual or special meeting of limited partners to present a nomination, such nomination will be disregarded notwithstanding that proxies in respect of such vote may have been received by our General Partner or the Partnership.

In addition to the provisions described above and in the Partnership Agreement, a Limited Partner Group must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder; provided however, that any references in the Partnership Agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to the Partnership Agreement, and compliance with the Partnership Agreement is the exclusive means for a limited partner to make nominations.

Director Attendance at Annual Meetings of Limited Partners

We believe that there are benefits to having members of the Board attend annual meetings of limited partners but attendance is not required.

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which includes a series of corporate governance principles applicable to all our employees, officers, directors and all employees of any affiliate of the Partnership who provide services to the Partnership. The Code of Conduct is designed to ensure that the Partnership conducts its business and interacts with employees, independent contractors, lessees, suppliers, governmental entities and the public in a responsible and ethical manner. The Code of Conduct is also designed to promote safe working conditions for employees and an environment that is conducive to initiative, creativity and job satisfaction. We believe that the ethical foundations outlined in our Code of Conduct are critical to our ongoing success. The Code of Conduct is posted in the “Governance” section of our website at http://www.pvrpartners.com.

Executive and Financial Officer Code of Ethics

We have adopted an Executive and Financial Officer Code of Ethics for our Chief Executive Officer and Senior Officers (the “Code of Ethics”), which applies to our Chief Executive Officer, Co-Presidents, Chief Financial Officer and Controller. The Code of Ethics complies with the rules of the SEC and Rule 406 of the Sarbanes-Oxley Act of 2002. The Code of Ethics is intended to deter wrongdoing and to promote honest and ethical conduct by such officers. The Code of Ethics is posted in the “Governance” section of our website at http://www.pvrpartners.com. Any change to, or waiver of, the Code of Ethics will be disclosed on our website within two business days after such change or waiver.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors and executive officers of our General Partner, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5 with the SEC. Based solely on our review of the reporting forms and written representations provided to us from the individuals required to file reports, we believe that each of our executive officers and directors has complied with the applicable reporting requirements for transactions in our securities during the fiscal year ended December 31, 2011; except that a Form 4 relating to the exchange of PVG common units for PVR common units as a result of the Merger was inadvertently filed late for Forrest W. McNair, Vice President and Controller.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Merger Transaction

On September 21, 2010, the Partnership, the General Partner, PVR Radnor, LLC (“Merger Sub”), Penn Virginia GP Holdings, L.P. (“PVG”) and PVG GP, LLC, PVG’s general partner (“PVG GP”), entered into an Agreement and Plan of Merger. At the closing of the merger on March 10, 2011 (the “Merger”), the Partnership acquired PVG and PVG GP through a merger of PVG and PVG GP with and into Merger Sub, and each PVG common unit outstanding at the effective time of the merger was converted into the right to receive 0.98 common units of the Partnership. Merger Sub was subsequently merged with and into the General Partner, with the General Partner being the surviving entity. After the effective time of the merger and related transactions, the separate existence of each of PVG, PVG GP and Merger Sub ceased, and the General Partner survived as a Delaware limited liability company and as a wholly-owned subsidiary of the Partnership.

In connection with the Merger, approximately 19.6 million common units of the Partnership held by PVG and the incentive distribution rights in the Partnership held by the General Partner were cancelled and the 2.0% general partner interest in the Partnership held by the General Partner was converted to a non-economic management interest in the Partnership. The General Partner continues to manage our operations and activities on our behalf. At the closing of the Merger, we issued approximately 38.3 million of our common units to the holders of PVG common units. Based on the closing sales price of our common units on March 10, 2011 of $26.05 per unit, the market value of all common units issued in the Merger was approximately $998 million. Certain of our current directors and executive officers owned PVG common units and received common units in the Partnership in the Merger. Specifically, Mr. Hall owned 600 PVG common units and received 588 Partnership common units (worth approximately $15,317 based on the closing price on March 10, 2011), Mr. van Roden owned 500 PVG common units and received 490 Partnership common units (worth approximately $12,765 based on such closing price), Mr. Gardner owned 500 PVG common units and received 490 Partnership common units (worth approximately $12,765 based on such closing price), Mr. Weller owned 2,500 PVG common units and received 2,450 Partnership common units (worth approximately $63,823 based on such closing price), Mr. Cloues owned 11,500 PVG common units and received 11,270 Partnership common units (worth approximately $293,583 based on such closing price), Mr. Montague owned 500 PVG common units and received 490 Partnership common units (worth approximately $12,765 based on such closing price), Ms. Perelman owned 31,500 PVG common units and received 30,870 Partnership common units (worth approximately $804,164 based on such closing price), Mr. Shea owned 21,200 PVG common units and received 20,776 Partnership common units (worth approximately $541,215 based on such closing price), Mr. Wallace owned 5,500 PVG common units and received 5,390 Partnership common units (worth approximately $140,410 based on such closing price), Mr. Horton owned 3,500 PVG common units and received 3,430 Partnership common units (worth approximately $89,352 based on such closing price) and Mr. Page owned 31,000 PVG common units and received 30,380 Partnership common units (worth approximately $791,399 based on such closing price).

Incentive Distributions

Prior to the Merger, our Partnership Agreement provided for incentive distributions payable to our General Partner out of our available cash in the event quarterly distributions to unitholders exceeded certain specified targets. In general, subject to certain limitations, if a quarterly distribution exceeded a target of $0.275 per common unit, our General Partner, as holder of the incentive distributions rights, received incentive distributions equal to (i) 15% of that portion of the distribution per common unit which exceeded but was not more than $0.325, plus (ii) 25% of that portion of the quarterly distribution per common unit which exceeded $0.325 but was not more than $0.375, plus (iii) 50% of that portion of the quarterly distribution per common unit which exceeded $0.375.

In connection with the Merger, approximately 19.6 million common units of the Partnership held by PVG and the incentive distribution rights in the Partnership held by the General Partner were cancelled and the 2.0% general partner interest in the Partnership held by the General Partner was converted to a non-economic management interest in the Partnership.

Non-Compete Agreement

The Partnership and PVG were parties to a Non-Compete Agreement that governed potential competition among us. The Non-Compete Agreement was entered into in connection with PVG’s initial public offering in December 2006, but was not effective until Penn Virginia Corporation completed its disposition of its interests in PVG in June 2010. Pursuant to the Non-Compete Agreement, PVG had a right of first refusal with respect to the potential acquisition of any general partner interest, and any other equity interests under common ownership with such general partner, in a publicly traded partnership, other than any partnerships engaged in the coal or timber businesses described above or the business of gathering or processing natural gas or other hydrocarbons. We had a right of first refusal with respect to the potential acquisition of assets that related to the business of (i) owning, mining, processing, marketing or transporting coal, (ii) owning, acquiring or leasing coal reserves, (iii) growing, harvesting or selling timber or (iv) the gathering or processing of natural gas or other hydrocarbons. Following the Merger, the Non-Compete Agreement terminated in accordance with its terms.

Policies and Procedures Regarding Transactions with Related Persons

Under our corporate governance principles, all directors must recuse themselves from any decision affecting their personal, business or professional interests. With respect to any proposed transaction with any other related person, as a general matter, our practice is that such transactions are approved by our disinterested directors. The General Counsel of our General Partner advises the Board as to which transactions involve related persons, which transactions require the approval of a specially appointed conflicts committee of the Board and which directors are prohibited from voting on a particular transaction. In accordance with the Partnership Agreement, the conflicts committee would consist of two or more members who, in addition to satisfying certain other requirements, must meet the independence standards for service on an audit committee of a board of directors, which standards are established by the NYSE. Any matters approved by the conflicts committee would be conclusively deemed to be fair and reasonable to us, approved by all of our unitholders, and not a breach by us of any duties we may owe to our unitholders. All of the related transactions described above were approved in accordance with the foregoing policies and procedures.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis is intended to provide information about the compensation policies and decisions of our Compensation and Benefits Committee (the “Committee”) with respect to our CEO, CFO and our next three most highly compensated executive officers. All references to “our Committee” or “the Committee” refer to the Compensation and Benefits Committee of our General Partner. All references to our “NEOs” or our “Named Executive Officers” refer to our current executive officers named in the Summary Compensation Table, who are as follows:

•	William H. Shea, Jr., Chief Executive Officer

•	Robert B. Wallace, Executive Vice President and Chief Financial Officer

•	Keith D. Horton, Co-President and Chief Operating Officer, Coal

•	Ronald K. Page, Co-President and Chief Operating Officer, Midstream

•	Bruce D. Davis, Jr., Executive Vice President and General Counsel

Executive Summary

Summary of Executive Compensation Philosophy

Our compensation program is based on the following objectives:

•

Executives should be accountable for our performance as well as their own individual performance, so compensation should be tied to both Partnership financial measures and individual performance measures.

•

Executive compensation should balance and align the short-term and long-term interests of our executives with those of our unitholders, so executive compensation packages should include a mix of cash and equity-based compensation.

•	Executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with appropriate experience and skill sets.

We believe that the talent, skill and dedication of our executive officers are critical factors in our Partnership’s long-term success. We believe that if the overall value of the compensation opportunities we offer to our executives is consistent with market practice, we will be able to continue to attract qualified executives, retain them, and provide appropriate awards consistent with their efforts on behalf of our unitholders. Accordingly, our compensation program is designed to align the interests of management with those of our unitholders by motivating our executives to achieve strong financial and operational results, which we believe closely correlate to long-term unitholder value.

Summary of Executive Compensation Program

Our compensation program consists of a combination of base salary and short-term and long-term incentive compensation. The program is structured so that the total compensation is generally comparable to total compensation levels offered to similarly-situated executives in midstream master limited partnerships and other energy companies of comparable size and complexity, while providing opportunities for increased compensation based on outstanding performance by our NEOs. The NEOs’ total compensation package consists of the following components:

•	Base salaries, which are designed to compensate executives for their level of responsibility and sustained individual performance, including experience, scope of responsibility and future potential;

•

Annual cash incentive program, which is a performance-based cash incentive awarded annually based on the prior year’s performance and is intended to promote achievement of, and accountability for, short-term performance plans and goals that are the building blocks of our long-term strategy; and

•

Long-term equity incentive program, which is a program using a combination of time-based and performance-based long-term equity grants designed to help us retain high-performing experienced executives whose interests are aligned with those of our unitholders and to ensure that the total compensation our executives receive depends on their success in delivering value to our unitholders over time.

To evaluate all areas of executive compensation, the Committee seeks the additional input of an independent compensation consultant, and reviews available comparative compensation information, as discussed more fully below.

Summary of Key Compensation Determinations for 2011

In 2011, we modified the structure of our annual cash incentive and long-term equity award programs to better align the individual compensation components of our program with those of our peer companies and to ensure that each component consistently reflected our compensation philosophy. Highlights of the key changes are as follows:

•	In April 2011, we revised our unit ownership guidelines for our NEOs and, in July 2011, we adopted unit ownership guidelines for our non-employee directors.

•

In May 2011, the Committee approved the Penn Virginia Resource GP, LLC Annual Incentive Plan (or “AIP”) and the associated financial performance targets for 2011. The AIP is designed to provide annual cash incentive opportunities to all employees, including the NEOs, the payment of which is primarily dependent upon the achievement of our annual financial performance goals. Prior to May 2011, the incentive opportunities under the annual bonus program were based on individual performance without regard to pre-established Partnership performance measures.

•

In May 2011, to more closely align our long-term incentive compensation with long-term unitholder growth and performance, the Committee determined that the long-term incentive awards granted to the NEOs under the Long-Term Incentive Plan (or “LTIP”) going forward will consist of a combination of time-based phantom units and performance-based phantom units. Historically, the Committee granted time-based phantom units awards to our NEOs in consideration of the prior year’s performance. Under the restructured program, the NEOs will continue to be eligible for time-based phantom units that will ratably vest over a three-year period. The NEOs will also be eligible for performance-based phantom units with final payout amounts dependent on the Partnership’s achievement of future performance goals measured over a three-year period. The performance goals are a combination of internal and external performance measures. The restructured long-term equity program is designed to retain qualified individuals and to focus the NEOs on the strategic and long-term performance plans and sustained success of the Partnership, in both an absolute sense and relative to its peers. In May 2011, the Committee approved a grant of performance-based phantom units with December 31, 2013 cliff-vesting based upon equally weighted performance objectives for total unitholder return (ranked against our peer group of companies) and growth in the Partnership’s distributable cash flow per unit.

•

In October 2011, we entered into Employment Agreements with each of our NEOs. Our Committee believes that our NEOs are a primary reason for our success and that it is important for us to provide them compensation under certain circumstances involving termination of employment from the Partnership.

•

In February 2012, we adopted an executive compensation recoupment policy that applies to all incentive-based cash and equity compensation paid to our NEOs in the event of a restatement of financial results.

By adopting a performance-based annual incentive plan and granting a mix of time-based and performance-based phantom unit awards under the LTIP, the Committee believes that the compensation program offers an appropriate mix of short-term and long-term incentives that align the NEOs’ interests with our unitholders’ interests, while creating a strong retention tool, thus enabling us to execute on the Partnership’s strategic vision for creating unitholder value.

These incentive programs, guidelines and policies are discussed in greater detail below under the sections entitled “Elements of Compensation,” “Employment Agreements, Severance Benefits and Change in Control Provisions,” “Executive Unit Ownership Guidelines” and “Recoupment Policy” in this CD&A.

How Compensation is Determined

Compensation Committee Authority. The Committee has the authority to, among other things, review and approve goals relevant to compensation of the NEOs, evaluate the performance of the NEOs, set their compensation, review and discuss this Compensation Discussion and Analysis, review and make decisions regarding equity compensation, provide oversight for employee benefit plans, and review and recommend to the Board the policy and proposals applicable to director compensation. The Committee charter provides that the Committee may delegate some or all of its authority to subcommittees when it deems appropriate, whether or not such delegation is specifically contemplated under any plan or policy. The Committee has the authority to retain, amend the engagement of, and terminate any compensation consultant or other advisor.

Independent Compensation Consultant’s Role in the Compensation Setting Process. In 2011, the Committee engaged BDO USA, LLP (“BDO”), for the fifth consecutive year as its independent compensation consultant to assist it in a general review and evaluation of executive compensation packages and the overall assessment of the structure of our compensation program. BDO does not provide any additional services to us or to our affiliates other than the work it does for the Committee. In early 2011, the Committee, with the assistance of BDO, redesigned several elements of our compensation program to better attract, motivate and retain key executives and to reward executives for enhancing the value of the Partnership. The Committee and our CEO worked with BDO to refine our executive compensation program to ensure that compensation is commensurate with executive management compensation among our industry peers and that our overall compensation fosters a performance-oriented environment by aligning a meaningful portion of each executive’s cash and equity compensation to the achievement of performance goals which are important to us and our unitholders.

The Committee relied upon two primary sources of competitive compensation data in assessing executive compensation: (i) a group of other publicly traded master limited partnerships having a business mix reasonably comparable to ours and (ii) broader survey data of companies within the general energy industry. BDO assisted the Committee by providing comparative market data on base salary, annual incentive compensation and long-term incentive compensation paid to executive officers with responsibilities similar in breadth and scope at Peer Group companies (as defined below). BDO also provided the Committee with a comparison of the mix of total compensation (including short- and long-term incentive practices) paid to executive officers in similar positions at our Peer Group companies and in the general energy industry.

BDO analyzed the base salaries, target annual incentive award levels and long-term compensation opportunities for the companies listed below, comprised of 14 publicly traded master limited partnerships (“Peer Group”). This group differs somewhat from the Peer Group utilized in prior years because the Committee, in consultation with BDO, eliminated some companies from the group that did not have market capitalizations that were reasonably similar to our own. Our Peer Group is comprised of:

Alliance Resource Partners, L.P.	MarkWest Energy Partners, L.P.
Atlas Pipeline Partners, L.P.	Natural Resource Partners L.P.
Buckeye Partners, L.P.	NuStar Energy L.P.
Copano Energy, L.L.C.	Regency Energy Partners LP
Crosstex Energy, L.P.	Spectra Energy Partners, L.P.
DCP Midstream Partners, LP	Sunoco Logistics Partners L.P.
Eagle Rock Energy Partners, L.P.	Targa Resources Partners, L.P.

In addition, the Committee relied on the expertise of BDO to obtain a more complete picture of the overall compensation environment. BDO provided compensation data from the general energy industry on a position-by-position basis to assist the Committee in ascertaining competitive rates of compensation. This survey data consisted of general energy industry data for executive positions reported in Mercer’s 2011 U.S. Energy Compensation Survey and included companies that we believe compete with us for executive talent.

While the Committee considers the market information described above in making our compensation decisions, it does not, as a matter of policy, benchmark us against a specific percentile of peer or survey data. The Committee simply takes this information into account as a point of reference along with many other considerations when setting the compensation for our NEOs.

Our CEO’s Role in the Compensation Setting Process. Our CEO plays a significant role in the compensation setting process. The most significant aspects of his role are:

•	assisting in establishing financial and business performance goals and objectives;

•	evaluating executive officer and Partnership performance; and

•	recommending compensation levels and awards for executive officers (other than himself).

Since all of our Named Executive Officers other than our CEO report directly to, and work on a daily basis with, our CEO, the Committee reviews and discusses with our CEO his evaluation of the performance of each of our other NEOs, as appropriate. He makes recommendations to the Committee regarding non-CEO executive compensation, which may take into account Partnership performance and job-related individual performance. The Committee considers this information when establishing the total compensation package of the non-CEO executives. The CEO’s performance and compensation is reviewed, evaluated and established separately by the Committee based on criteria similar to those used for non-CEO executive compensation.

Consideration of Say-on-Pay Vote Results. On June 22, 2011, at our 2011 Annual Meeting, we held our first non-binding unitholder advisory vote on executive compensation (“say-on-pay”). Our unitholders expressed substantial support for our fiscal 2010 executive compensation, with voting unitholders casting more than 92% of their votes in favor of the say-on-pay advisory vote. Because the Committee had already made all of the significant fiscal 2011 compensation decisions prior to the time of the vote, the Committee did not directly consider the results of the 2010 say-on-pay vote when making executive compensation decisions for fiscal 2011. However, the Committee believes that the compensation philosophy underlying the overall compensation design decisions made in 2011 were consistent with the philosophy that guided the compensation decisions made in 2010. We expect that our unitholders will be supportive of the new programs we instituted during 2011 as they more closely tie our NEOs’ pay to our performance, in particular to our unitholders’ total return in relation to our Peer Group and to increases in our distributable cash flow. We do plan to take the results of future unitholder advisory votes on executive compensation into consideration when making future compensation decisions.

The Compensation Setting Process. Our Committee holds regular quarterly meetings and additional meetings as necessary to carry out its duties. In carrying out its annual process for establishing executive compensation, the Committee:

•	reviews and approves executive officer base salaries;

•	establishes annual target bonus opportunities for executive officers under the AIP and approves applicable financial goals for the AIP;

•	approves AIP awards for the prior year based on achievement of previously established financial goals and an assessment of the personal performance of each NEO; and

•	approves annual long-term incentive compensation awards under the LTIP and establishes the three-year performance goals applicable to the performance-based awards.

In determining the overall compensation packages for each NEO, the Committee reviews the compensation data for each individual executive compared to the compensation of executives in similar positions with similar responsibility levels in both the Peer Group and the general energy industry. When evaluating compensation levels, the Committee refers to this compensation data to determine the median range of compensation for executive officers who have similar responsibilities to our NEOs within our Peer Group; however, this is only one of the considerations taken into account by the Committee. Although the Committee reviews the compensation data from other companies, it does not set overall compensation or compensation components to meet specific benchmarks. The Committee may also review numerous other factors when evaluating an NEO’s compensation, including the experience and value the NEO brings to the role, sustained high-level performance, demonstrated success in meeting key financial and other business or strategic objectives, and the amount of the NEO’s pay relative to the pay of other officers of the Partnership. When approving compensation for our NEOs, the Committee also considers information or recommendations provided by the CEO, except with respect to the CEO’s own compensation. While the Committee takes these recommendations into consideration, the actual amounts awarded to each Named Executive Officer are ultimately determined by the Committee. Subject to the parameters of an NEO’s employment agreement, the Committee maintains full discretion with respect to all compensation decisions. The Committee may review executive compensation at such other times during the year as it deems appropriate, such as in connection with new appointments with increased job responsibilities or promotions during the year.

Elements of Compensation

We provide our NEOs a base salary, an opportunity to earn an annual cash incentive award and a long-term equity compensation award.

Base Salary. Base salary is designed to compensate executives for their level of responsibility and sustained individual performance, including experience, scope of responsibility and future potential. The salaries for all of the NEOs are reviewed by the Committee on an annual basis, as well as at the time of promotions and other changes in responsibilities, and adjustments may be made to align base salaries with current industry practices. We pay each of our NEOs what the Committee believes is an industry-competitive salary so that we can attract and retain talented executives. The base salaries also reflect the capabilities, levels of experience, tenure, positions and responsibilities of our executives. Internal equity (fair and consistent application of compensation practices) is also a consideration in setting base salaries.

In February 2011, the Committee conducted its annual review of base salaries for all NEOs and approved the base salaries for 2011 as follows:

	Title	2011 Base Salary(1)
William H. Shea, Jr.	Chief Executive Officer	$432,400
Robert B. Wallace	Executive Vice President and Chief Financial Officer	$303,650
Keith D. Horton	Co-President and Chief Operating Officer, Coal	$308,800
Ronald K. Page	Co-President and Chief Operating Officer, Midstream	$308,800
Bruce D. Davis, Jr.	Executive Vice-President and General Counsel	$303,650

(1)	Increase effective as of January 1, 2011. The salary increase reflected the Committee’s decision to discontinue the NEO automobile allowance perquisite and to increase each NEO’s base salary by the equivalent amount of the former car allowance. Excluding the car allowance, the base salary increases represented an average increase of approximately 4.6 % over the base salaries in effect for 2010.

Annual Incentive Awards

Annual Incentive Plan. The Penn Virginia Resource GP, LLC Annual Incentive Plan (the “AIP”) is designed to provide annual cash incentive opportunities to employees, including the NEOs, linked primarily to the achievement of pre-established annual financial performance goals. In particular, annual incentive opportunities are available to the NEOs in order to provide competitive incentives to these executives who have the ability to significantly impact performance and promote achievement of our short-term business objectives. The annual incentive reinforces the links between strategy, goal-setting and results. The Committee, in its sole discretion, determines the payments, if any, for each fiscal year. The Committee also may amend or change the AIP at any time.

2011 Annual Incentive Plan Guidelines. Under the 2011 AIP, the Committee established a target award payout for each NEO as a percentage of his 2011 base salary. The target award levels for all NEOs were based on their responsibility levels and positions and were intended to be comparable to short-term incentive opportunities in our Peer Group. The 2011 AIP target incentive opportunities were as follows:

	Title	Annual Incentive Plan Guideline Incentive 2011
William H. Shea, Jr.	Chief Executive Officer	100%
Robert B. Wallace	Executive Vice President and Chief Financial Officer	75%
Keith D. Horton	Co-President and Chief Operating Officer, Coal	75%
Ronald K. Page	Co-President and Chief Operating Officer, Midstream	75%
Bruce D. Davis, Jr.	Executive Vice-President and General Counsel	75%

Under the AIP, the Committee has the discretion to reduce the amounts payable to individual participants, or to determine that no amount will be paid, even if all performance criteria for payout are met. The annual incentive awards are paid in cash.

Determination of 2011 Annual Incentive Plan Awards. Under the AIP, each NEO’s annual incentive payout amount is determined by multiplying the product of the executive’s base salary and individual incentive guideline by a factor ranging from zero to 200%, based upon the level of attainment of a pre-established financial performance objective (85%) and individual performance objective (15%). Following the end of each fiscal year, the Committee reviews performance data with management and our compensation consultant, and determines the extent to which these objectives have been achieved. The financial performance goals applicable to each NEO for 2011 were based on pre-established distributable cash flow (“DCF”, as defined below) targets. Achievement of the individual performance goal was based on a subjective assessment of a NEO’s performance by our CEO after consultation with other executive officers or, in in the case of the performance of the CEO, an assessment by the Committee.

The payout on each of the financial and personal performance objectives ranges from 0% if the minimum level of performance is not achieved, 100% if the target level of performance is achieved and 200% if the maximum level of performance is achieved. In no event can the annual incentive payout exceed 200% of the individual’s guideline amount. Payout for performance between specified performance goals will be interpolated on a straight-line basis.

For the 2011 plan year, the Committee approved DCF targets as follows:

Distributable Cash Flow

Payout Factor
Below $ 121 million	0%
$ 142 million	100%
$ 163 million	200%

Distributable cash flow is widely regarded as a significant determinant of unit price in a master limited partnership, and the Committee believes that the use of distributable cash flow as the primary criterion for the 2011 annual incentive awards ensures that management’s interests are aligned with unitholders’ interests in regularly increasing distributions as financial performance justifies. Our DCF measure, which we define as net income as adjusted for depreciation and amortization expense, impairments, gains or losses on derivative contracts, equity earnings and cash distributions from joint ventures, maintenance capital and replacement capital expenditures is a non-GAAP financial measure.

2011 Annual Incentive Plan Payout Amount. Based upon our level of attainment of pre-established financial goals for the 2011 plan year, the payout factor on the distributable cash flow performance goal was 109% percent. Based upon the CEO’s recommendation and the Committee’s assessment of our NEOs’ individual performance, including the performance of our CEO, the Committee decided to apply a payout factor of 100% to the portion of the AIP payouts subject to personal performance to each NEO. The dollar amount of the annual incentive payment earned by each NEO for 2011 is included in the Summary Compensation Table on page 41 under “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Plan Awards

The Long-Term Incentive Plan. Long-term incentive awards for our NEOs are granted under the LTIP, in order to promote achievement of our long-term strategic business objectives and to enhance executive retention. Our LTIP permits the grant of awards covering an aggregate of 3,000,000 common units to employees and directors of our General Partner and employees of its affiliates who perform services for us. Awards under our LTIP can be in the form of phantom units, deferred common units, restricted units, unit options and common units. Our LTIP is administered by our Compensation and Benefits Committee.

In 2011, the only awards granted to our NEOs under the LTIP were phantom units. At grant, the Committee awards a number of phantom units equal in value to a certain dollar amount. The actual number of phantom units awarded is based on the NYSE closing prices of our common units on the dates of grant. Each phantom unit awarded entitles the recipient to receive a number of our units equal to the number of phantom units vested on the vesting date, unless the participant requests that he or she instead receive a cash amount equivalent to the value of those units on the vesting date, which request must be approved by the Committee. Common units delivered upon the vesting of phantom units may be common units acquired by our General Partner in the open market, common units already owned by our General Partner, common units acquired by our General Partner directly from the Partnership or any other person, or any combination of the foregoing. Our General Partner will be entitled to reimbursement by the Partnership for the cost incurred in acquiring common units to deliver upon vesting of phantom units. Phantom unit awards may be accompanied by distribution equivalent rights, or DERs, which provide the participant with a right to receive a cash payment per phantom unit equal to quarterly distributions per common limited partnership unit paid by us. A discussion of the LTIP awards granted to our NEOs in 2011 is included immediately below and in “Compensation of Directors and Executive Officers—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Equity Awards.”

Determination of Amounts Awarded Under the LTIP. In conjunction with the review and approval of other elements of the NEOs’ compensation, the LTIP awards were reviewed and approved at the Committee’s February 2011 and May 2011 meetings, and the grant date was the date of each meeting.

In May 2011, to more closely align our long-term incentive compensation with long-term growth in unit value for our unitholders, the Committee, with the assistance of BDO, determined that the long-term incentive awards granted to the NEOs under the LTIP would consist of a combination of time-based phantom units and performance-based phantom units. The Committee believes that by creating a strong and direct link between executive compensation and total unitholder return over a multiple year performance cycle, performance-based long-term equity incentive awards align the long-term interests of our executives with those of our unitholders. Additionally, the time-based awards promote retention of our NEOs and focus our executives on the goal of value creation through execution of our long-term business strategy. Historically, the Committee has granted time-based phantom units awards to our NEOs in consideration of prior year’s performance. Under the restructured program, the NEOs will continue to be eligible for time-based phantom units that will ratably vest over a three-year cycle. The NEOs will also be eligible for performance-based phantom units with final payout amounts dependent on the Partnership’s achievement of future performance goals based on internal and external performance measures. The Committee determined that, following the 2011 plan year, 60% of the total grant value of the long-term incentive awards would be allocated to performance-based units and 40% of the total grant value would be allocated to time-based units.

2011 Phantom Unit Grants. In order to implement the transition to a long-term award program with a prospective performance-based award component, the Committee approved two grants of phantom unit awards to our NEOs in 2011. In accordance with its historical practice, in February 2011, the Committee approved a grant of time-based phantom units to each NEO related to his service for the previous year. The grant date value of the 2010-related long-term compensation opportunities awarded to each NEO in February 2011 was as follows: William H. Shea, Jr.—$700,000, Robert B. Wallace—$275,000, Keith D. Horton—$ 440,000, Ronald K. Page—$440,000 and Bruce D. Davis, Jr.—$275,000. Each of the time-based phantom units awarded also includes a tandem DER which entitles the recipient to payments of quarterly distributions on each phantom unit equal to the distributions made to the holder of a common unit at the time such amounts are paid to our unitholders generally. When determining the appropriate level of long-term compensation awards for 2010, the Committee considered each NEO’s level of responsibility and individual contributions to the Partnership’s performance in 2010 but did not utilize any pre-established formula or specific performance-based criteria when completing its assessment. A comprehensive discussion related to the Committee’s determination with regard to the 2010-related long-term performance compensation may be found in the “2010 Executive Compensation” section of our Proxy Statement filed on April 29, 2011 on Schedule 14A.

Concurrent with its restructuring of the LTIP, in May 2011, the Committee approved prospective performance-based phantom unit grants vesting on December 31, 2013, with final vesting amounts dependent upon the Partnership’s performance against specific internal and external performance measures over the three-year period prior to the scheduled vesting date. The grant date value of the 2011 performance-based units awarded to each NEO and target value of the performance-based units as a percentage of each NEO’s 2011 base salary is as follows:

	Title	Target Value as % of Salary	Performance-Based Phantom Unit Target Value
William H. Shea, Jr.	Chief Executive Officer	120%	$518,880
Robert B. Wallace	Executive Vice President and Chief Financial Officer	75%	$227,738
Keith D. Horton	Co-President and Chief Operating Officer, Coal	75%	$231,600
Ronald K. Page	Co-President and Chief Operating Officer, Midstream	75%	$231,600
Bruce D. Davis, Jr.	Executive Vice President and General Counsel	75%	$227,738

Performance-based phantom units are designed to pay out only if certain objective Partnership-specific performance measures have been met over the applicable three-year performance period and are awarded in tandem with forfeitable DERs that are paid at the end of the vesting period based upon the number of units paid to each recipient after the performance results have been determined. As a result, the payout under an LTIP award of performance-based phantom units is influenced not only by performance in the year in which the award is paid, but also by performance for the two prior years. In addition, the value received for performance-based phantom unit awards will be affected by any changes in the trading price of our common units during the period of time between the grant date and the payment date.

The restructured long-term incentive compensation program contemplates the award of both performance-based and time-based phantom units; however, the Committee determined that, in light of the February 2011 time-based awards granted pursuant to its historical practice, no additional time-based phantom units would be granted in 2011. In May 2011, the Committee approved a target value of time-based phantom units as a percentage of each NEO’s base salary that would be applicable to grants of time-based awards made in future years as follows:

	Title	Target Value as % of Salary
William H. Shea, Jr.	Chief Executive Officer	80%
Robert B. Wallace	Executive Vice President and Chief Financial Officer	50%
Keith D. Horton	Co-President and Chief Operating Officer, Coal	50%
Ronald K. Page	Co-President and Chief Operating Officer, Midstream	50%
Bruce D. Davis, Jr.	Executive Vice President and General Counsel	50%

On a combined basis, the total target value of future performance-based and time-based phantom unit grants as a percentage of base salary, reviewed by the Committee when granting the phantom unit awards will be as follows, unless and until changed by the Committee:

	Title	Target Value of Time-Based Awards as % of Salary	Target Value of Performance-Based Awards as % of Salary	Total Target Value as % of Salary
William H. Shea, Jr.	Chief Executive Officer	80%	120%	200%
Robert B. Wallace	Executive Vice President and Chief Financial Officer	50%	75%	125%
Keith D. Horton	Co-President and Chief Operating Officer, Coal	50%	75%	125%
Ronald K. Page	Co-President and Chief Operating Officer, Midstream	50%	75%	125%
Bruce D. Davis, Jr.	Executive Vice President and General Counsel	50%	75%	125%

The Committee approves the specific amounts granted to each employee. When approving grants to the NEOs, the Committee considers information and recommendations provided by the CEO, except with respect to the CEO’s own grants. The Committee utilizes BDO to assist in the evaluation of grant recommendations for the NEOs.

Determination of Performance-Based LTIP Award Payout. For the 2011 performance-based awards, payout will depend upon our achievement of certain performance goals based on two equally weighted performance measures: (i) total unitholder return (including cash distributions plus appreciation in unit price) relative to our Peer Group measured over a three-year performance cycle and (ii) annualized growth in distributable cash flow (“DCF”) per unit. The performance period for these awards ends December 31, 2013. Actual payout may range from zero percent to 200% of the target amount of units granted to each recipient, based on the combined results of our percentile ranking against our Peer Group and our achievement of growth in cash distributions. The respective payout factor is zero for a ranking either (i) below the 25th percentile as compared to the Peer Group or (ii) below the threshold annualized growth amount in DCF per unit. Maximum potential payout is achieved by ranking in the 90th percentile among the Peer Group for total unitholder return and achieving the annualized DCF growth at or above 13.5%. Payout factors applicable to performance between points enumerated below will be interpolated along a straight line between each point.

The following objective performance goals, assigned weights and payout factors were approved by the Committee for purposes of calculating the eventual payout for performance-based phantom unit awards made for the 2011 plan year under the LTIP (the payout factors applicable to performance between points will be interpolated along a straight line):

Total Unitholder Return (weighted 50%)

Ranking Against Peer Group	Payout Factor
Below 25th Percentile	0%
At or above 50th Percentile	50%
At or above 90th Percentile	100%

Annualized Growth in Distributable Cash Flow Per Unit (weighted 50%)

Annualized Growth in DCF/Unit above $1.84	Payout Factor
Below 3.5% annualized growth	0%
At or above 8.5% annualized growth	50%
At or above 13.5% annualized growth	100%

In selecting total unitholder return as one of the performance measures used to calculate the payout of performance-based phantom units, consideration was given to utilizing the measure deemed most important to our unitholders, while recognizing the difficulty of accurately predicting market conditions over time. The Committee believes that performance relative to our Peer Group is an important criterion for payout since market conditions are outside the control of management, and management should realize greater than median levels of compensation only when we outperform our Peer Group. Conversely, regardless of market conditions, management should realize less than median compensation levels when we underperform as compared to our Peer Group. Total unitholder return is a measure of investment performance expressed as total return to unitholders based upon the cumulative return over a three-year period reflecting price appreciation and quarterly cash distributions paid during the performance period and is a non-GAAP measure.

Additionally, the performance measure of annualized growth in DCF per unit was chosen as an appropriate measure to directly link the potential increase in our NEOs’ equity compensation to the benefits realized by our unitholders. As a master limited partnership, many investors judge our performance on our ability to pay distributions to our unitholders. DCF serves as an indicator of our success in providing a cash return on investment. DCF is also widely regarded as a significant factor in determining unit price because the value of a partnership unit is measured in part by its yield (which in turn is based on the amount of cash distributions a partnership pays to its unitholder). As such, the Committee believes that the measure appropriately focuses NEOs on improving DCF. Annualized growth in DCF per unit is also a non-GAAP financial measure. We define DCF as net income as adjusted for depreciation and amortization expense, impairments, gains and losses on derivative contracts, equity earnings and cash distributions from joint ventures, maintenance capital and replacement capital expenditures. The initial DCF per unit performance measure of $1.84 reflects the effect of the proportional adjustment of DCF per unit to compensate for the impact of limited partner unit issuances in the Merger. Growth in DCF per unit is measured over a three year performance period using a point-to-point approach at the beginning and end of the performance cycle.

Employment Agreements, Severance Benefits and Change of Control Provisions

On October 6, 2011, Messrs. Shea, Wallace, Page, Horton and Davis entered into employment agreements (each an “Employment Agreement”) with the General Partner. Mr. Shea’s and Mr. Wallace’s Employment Agreements replaced their previous employment agreements with the General Partner, each dated March 23, 2010. Mr. Horton’s and Mr. Page’s Employment Agreements replaced their previous Amended and Restated Executive Change in Control Severance Agreements with the General Partner, each dated October 17, 2008.

Term and Compensation. Each of Mr. Shea’s and Mr. Wallace’s Employment Agreement has a two-year term, and each Employment Agreement for the other executive officers has a one-year term. All terms commence on October 6, 2011. Following the initial date of the employment term, each Employment Agreement is automatically extended for consecutive one-day periods until terminated by notice from the General Partner. If such notice is given, Mr. Shea’s and Mr. Wallace’s Employment Agreement will terminate two years after the date of such notice, and for the other executive officers, one year after the date of such notice. Under the Employment Agreements, each of the NEOs receives his annual salary and is eligible to participate in the annual cash incentive and long-term equity incentive programs based on the criteria established by the Board of Directors.

Severance Obligations. Our Committee believes that our NEOs together with our other senior management and key employees, are a primary reason for our success and that it is important for us to protect them in the event that they lose their jobs under certain circumstances beyond their control. Each of the Employment Agreements provides that certain payments and benefits will be paid upon the expiration or termination of the agreement under various circumstances, including termination without cause, resignation for good reason and termination of employment within a fixed period of time following a change in control. We believe these provisions are important in order to attract and retain the caliber of executive officers that our business requires and provide incentive for our executive officers to fully consider potential changes that are in our and our unitholders’ best interest, even if such changes could result in the executive officers’ termination of employment. We believe that these arrangements are appropriate because they provide assurance to the NEO, but do not offer a windfall to the NEO when there has been no real change in employment status.

For additional information, see “Compensation of Directors and Executive Officers—Potential Payments Upon Termination or Change in Control.”

Excise Taxes. If the General Partner’s independent registered public accountants determine that any change in control severance payments to be made or benefits to be provided to an executive under an Employment Agreement would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will either be reduced to the extent necessary to prevent him from being subject to such excise tax, or not be reduced, and the executive officer will be responsible for the payment of such excise tax, whichever results in the greater amount of net after tax payment to the executive.

Restrictive Covenants and Releases. Each Employment Agreement prohibits the executive officer from (a) disclosing, either during or after his term of employment, confidential information regarding our General Partner or its affiliates and (b) until two years after his employment has ended, soliciting or diverting business from, or attempting to convert any customer or account of, our General Partner or its affiliates. Each Employment Agreement also requires that, upon payment of the severance benefits to the executive, the executive and our General Partner release each other from all claims relating to the executive’s employment or the termination of such employment.

Other Benefits

Benefits Plans. Our NEOs are generally eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, short and long-term disability, and supplemental insurance, and our 401(k) Plan, in each case on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our NEOs.

Perquisites and Other Elements of Compensation. In 2011, certain NEOs also received a limited number of personal benefits, or “perquisites,” as described in the Summary Compensation Table in the section “Compensation of Directors and Executive Officers—Summary Compensation Table” under “All Other Compensation.” In 2011, the most significant perquisite in terms of cost, the automobile allowance, was discontinued.

Risk Assessment Related to our Compensation Structure.

We believe our compensation plans and programs for our NEOs, as well as for our other employees, are appropriately structured and are not reasonably likely to result in material risk to the Partnership. We believe our compensation plans and programs are structured in a manner that does not promote excessive risk-taking that could harm our value or reward poor judgment. We also believe we have allocated our compensation among base salary and short and long-term compensation in a way that does not encourage excessive risk-taking. We generally do not adjust base annual salaries for the Named Executive Officers and other employees significantly from year to year, and therefore the annual base salary of our employees is not generally impacted by our overall financial performance or the financial performance of an operating segment. Our mix of cash-based short term incentives and equity-based long-term incentives is designed to balance the emphasis on short-term and long-term performance. Performance metrics applicable to short-term and long-term incentives include a mix of financial goals, measured by individual company performance and as well as by the company’s performance relative to a performance peer group. This approach creates a balance of relative and absolute performance objectives for our executives. One of the reasons that we use phantom units rather than unit options for equity awards is because phantom units retain value even in a depressed market so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, all of our long-term incentive awards vest over time, typically three-years, ensuring that our employees’ interests align with those of our unitholders for the long-term performance of the Partnership.

Executive Unit Ownership Guidelines

We require our CEO and other executive officers to own Partnership common units at an aggregate amount equal to five times base salary, in the case of our CEO, and three times base salary, in the case of the other Named Executive Officers. We believe that a significant ownership stake by executive officers is an important means of tying the financial risks and rewards for our executives to our total unitholder return and better aligning the interests of these executives with those of our unitholders. Included in the determination of unit ownership for purposes of these guidelines are all common units, common units beneficially owned and time-based phantom units. Our Named Executive Officers are required to achieve the applicable equity ownership requirements within five years of becoming subject to the guidelines. As of April 9, 2012, Messrs. Shea, Horton, Page and Davis have met their ownership guidelines.

Recoupment Policy

In February 2012, our Committee adopted the Executive Incentive Compensation Recoupment Policy, applicable to the officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended. The Policy provides that the Board may require reimbursement and/or forfeiture of: (i) all incentive-based cash and equity compensation awards paid to an officer on or after January 1, 2012 and (ii) any profits realized from the sale of Partnership securities, in the event that the Partnership issues a material restatement of its financial statements where the officer’s willful misconduct caused or contributed to the need for the restatement. This Policy applies to all incentive-based cash and equity compensation paid to an officer and/or any profits realized from the sale of Partnership securities during the twelve-month period following the first public filing of the document requiring such restatement. The Board retains discretion regarding application of the Policy. The Policy is incremental to other remedies that are available to the Partnership. In addition to our policy, if the Partnership is required to restate its earnings as a result of noncompliance with a financial reporting requirement due to misconduct, under the Sarbanes-Oxley Act of 2002, or SOX, the CEO and the CFO would also be subject to a “clawback,” as required by SOX.

Tax Implications of Executive Compensation

Because we are a limited partnership, Section 162(m) of the Internal Revenue Code does not apply to compensation paid to our executive officers and, accordingly, our Committee did not consider its impact in determining compensation levels in 2011.

Policy Regarding Special Trading Procedures

Our Policy Regarding Special Trading Procedures states that the directors, executive officers and employees of our General Partner or its affiliates are prohibited from entering into short sales, or exercising any puts, calls or similar derivative security instruments pertaining to our common units.

Compensation Committee Interlocks and Insider Participation

During all or part of 2011, Messrs. Cloues, Gardner, Hall, Hofmann, Montague and Weller served on the Compensation and Benefits Committee. None of these members is a former or current officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K, “Transactions with Related Persons, Promoters and Certain Control Persons.” In 2011, none of the executive officers of our General Partner served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation and Benefits Committee of our General Partner.

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Partnership’s Proxy Statement and incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation and Benefits Committee

James L. Gardner (Chairman)

Robert J. Hall

Jonathan B. Weller

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows the compensation information for each of our NEOs for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2011, 2010 and 2009 (or such shorter period of time during which such individual served as an NEO).

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

William H. Shea, Jr.	2011	432,400	—	1,324,427	465,500	18,100	2,240,427
Chief Executive Officer	2010	323,077	400,000	699,987	—	24,385	1,447,449

Robert B. Wallace Executive Vice President and Chief Financial Officer	2011 2010	303,650 210,480	— 144,375	549,060 274,995	245,200 —	18,100 16,569	1,116,010 646,419

Keith D. Horton Co-President and Chief Operating Officer—Coal	2011 2010 2009	308,800 280,000 280,000	— 200,000 161,000	718,743 419,994 419,998	249,400 — —	18,100 35,692 37,750	1,295,043 935,686 898,748

Ronald K. Page Co-President and Chief Operating Officer—Midstream	2011 2010 2009	308,800 260,000 260,000	— 200,000 160,000	718,743 440,001 440,003	249,400 — —	19,818 34,800 37,750	1,296,761 934,801 897,753

Bruce D. Davis, Jr. Executive Vice President, General Counsel and Secretary	2011 2010	303,650 137,500	— 96,250	549,060 512,250	245,200 —	18,100 15,277	1,116,010 761,277

(1)	Messrs. Shea, Wallace and Davis began their employment with our General Partner during 2010, and the amounts disclosed for 2010 represent the respective pro-rated portions of their annual salaries earned in 2010.
(2)	Represents discretionary bonus amounts paid to each NEO in March 2011 with respect to 2010 performance and the discretionary bonus amounts paid to Messrs. Page and Horton in March 2010 with respect to 2009 performance.
(3)	The amounts shown in this column represent the aggregate grant date fair value of long-term equity awards for each of the associated years as granted by our Committee to our NEOs in consideration for services rendered to us. The long-term equity awards granted in 2011 include time-based and performance-based phantom units. The long-term equity awards granted in 2010 are solely time-based phantom units. The time-based phantom units granted to each NEO in 2011 were made in connection with their performance in 2010. The phantom unit awards granted to Messrs. Shea, Wallace and Davis in 2010 were made in connection with each executive’s commencement of employment. The phantom unit awards granted to Messrs. Horton and Page in 2010 were made in connection with their performance in 2009. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common units on the dates of grant. See Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.
(4)

The amounts shown in this column reflect annual incentive amounts earned under our General Partner’s Annual Incentive Plan for performance during 2011 and payable within two and one-half (2 1/2) months following the end of the respective year. The 2011 annual incentive amounts were paid out to each NEO on February 24, 2012.

(5)	Reflects amounts paid or reimbursed by us in 2011 for (i) matching contributions to our NEOs’ 401(k) Plan accounts; (ii) automobile allowances; and (iii) a club membership. In 2011, we contributed $14,700 to each NEOs’ 401(k) Plan account. In February 2011, the Committee discontinued the automobile allowance perquisite and increased each NEO’s base salary by the equivalent amount of the car allowance. Each NEO received $3,400 in automobile allowances in 2011 prior to the discontinuation of this program.

2011 Grants of Plan-Based Awards

The following table sets forth the grant of plan-based awards made to our NEOs in 2011. The time-based phantom unit awards granted to our NEOs in February 2011 were their 2010-based service awards granted with respect to services rendered to us in 2010. The performance-based phantom unit awards granted to our NEOs in May 2011 reflect the implementation of the prospective performance-based phantom unit grants with final vesting amounts dependent on the Partnership’s future performance.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant date fair value of stock and option awards(4)
Name		Threshold ($)	Target(1) ($)	Maximum(1) ($)	Threshold (#)	Target(2) (#)	Maximum (#)
William H. Shea, Jr.	05-12-2011	—	432,400	864,800
	05-12-2011				—	20,197	40,394	—	624,491
	02-09-2011							25,053	699,981

Robert B. Wallace	05-12-2011	—	227,738	455,476
	05-12-2011				—	8,864	17,728	—	274,075
	02-09-2011							9,842	274,985

Keith D. Horton	05-12-2011	—	231,600	463,200
	05-12-2011				—	9,015	18,030	—	278,744
	02-09-2011							15,748	439,999

Ronald K. Page	05-12-2011	—	231,600	463,200
	05-12-2011				—	9,015	18,030	—	278,744
	02-09-2011							15,748	439,999

Bruce D. Davis, Jr.	05-12-2011	—	227,738	455,476
	05-12-2011				—	8,864	17,728	—	274,075
	02-09-2011							9,842	274,985

(1)	This reflects target and maximum annual incentive award amounts granted under our General Partner’s Annual Incentive Plan for each NEO equal to the target percentages set forth in the section entitled “Elements of Compensation-Annual Incentive Awards-Determination of 2011 Annual Incentive Plan Guideline” of the Compensation Discussion and Analysis. The maximum reflects that the NEO may receive up to 200% of the target annual award amount. The annual incentive is paid out in cash and the amounts earned for performance during 2011 were paid out on February 24, 2012 and are indicated in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)	The performance-based phantom units were awarded under our General Partner’s Long-Term Incentive Plan (the “LTIP”) on May 12, 2011. These performance-based phantom units were granted with tandem forfeitable distribution equivalent rights payable upon vesting of the performance-based phantom units. Actual payout of these awards will depend upon the Partnership achieving certain specified performance levels, based upon equally weighted annual objectives for total unitholder return (ranked against our Peer Group) and annualized growth in distributable cash flow per unit. The portion of each award that may be earned during the performance period (which runs from January 1, 2011 to December 31, 2013) ranges from a threshold value of zero, to a target value equal to 100% of the award, and a maximum value of 200% of the award. Payment of any amounts earned will occur following such period, assuming continued employment with the General Partner at such time.
(3)	Amounts shown in this column reflect the grants of certain time-based phantom units to our NEOs during the 2011 fiscal year under the LTIP. These time-based phantom units were granted with tandem distribution equivalent rights. Vesting and payout of these awards will occur in three equal annual installments, on February 9, 2012, February 9, 2013 and February 9, 2014, conditioned upon an NEOs continued employment through the end of the restriction period applicable to each installment.
(4)	Grant date fair value of unit awards was calculated in accordance with FASB Topic 718.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

A discussion of 2011 salaries, bonuses and equity-linked awards reported in the Summary Compensation Table is included above in “Compensation Discussion and Analysis.” The cash components of our executive compensation consist of a base salary and the opportunity to earn an annual cash incentive award. The equity components of our executive compensation program consist of the opportunity to earn awards of time-based and performance-based phantom units. A further discussion of the equity awards granted in 2011 and reported in the Grants of Plan-Based Awards Table is also set forth below.

Equity Awards

In 2011, we granted time-based and performance-based phantom units to our NEOs under the LTIP. Phantom units are rights to receive one common unit per phantom unit upon the satisfaction of the applicable vesting period. Time-based phantom units vest over time with continued service and performance-based phantom units vest if certain performance measures have been achieved over the applicable performance period. The time-based phantom units granted in 2011 vest over a three-year period, with one-third of each award vesting on the first, second and third anniversaries of the grant date. The performance-based phantom units granted in 2011 vest on December 31, 2013, provided that certain performance measures have been met over the applicable performance period. All phantom units granted in 2011 were accompanied by distribution equivalent rights (or “DERs”). DERs were awarded in tandem with time-based phantom units, and provide a participant with a right to receive a cash payment per phantom unit equal to distributions per common unit paid by us. With respect to DERs awarded in connection with time-based phantom unit grants, the distributions are paid at the same times and in the same amounts as distributions paid to the other holders of our common units. DERs awarded with respect to performance-based phantom units are subject to the same vesting and forfeiture provisions as the underlying phantom unit award, and the distributions are held, without interest, until the underlying award vests or is forfeited. DERs are taken into consideration when determining the values of the 2011 phantom units reported in the Summary Compensation Table and in the Grants of Plan-Based Awards Table.

All phantom units granted to our NEO’s vest over the applicable vesting periods unless: (i) the grantee’s employment terminates for any reason other than death or disability, in which case phantom units vest or are forfeited in accordance with each NEO’s Employment Agreement, (ii) the grantee’s employment terminates due to death or disability, or there is a change in control in which event all restrictions lapse, (iii) or the grantee becomes retirement eligible, which is defined as reaching age 62. All phantom units granted to our NEOs provide that payments on such phantom units will be made in common units (or, at the request of the phantom unitholder and upon the approval of our Committee, in an amount of cash equal to the fair market value of our common units) at the time of vesting, subject to any applicable provisions of Section 409A of the Internal Revenue Code, unless vesting is accelerated solely on account of becoming retirement eligible, in which event payments will be made when such phantom units would have originally vested, even if that date is after actual retirement.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding unvested and outstanding equity awards held by each of our NEOs at December 31, 2011.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
William H. Shea, Jr.	45,476	(1)	1,161,002	(1)	20,197	515,629
Robert B. Wallace	17,279	(2)	441,133	(2)	8,864	226,298
Keith D. Horton	15,748	(3)	402,046	(3)	9,015	230,153
Ronald K. Page	15,748	(4)	402,046	(4)	9,015	230,153
Bruce D. Davis, Jr.	26,508	(5)	676,749	(5)	8,864	226,298

(1)	The amounts shown reflect awards of time-based phantom units granted under the terms of the LTIP. Each of these awards vests and becomes payable in one-third increments contingent only upon Mr. Shea’s continued employment with us through the end of the restriction periods. Of these phantom units, 10,211 vested on March 8, 2012 and 10,212 will vest on March 8, 2013; 8,351 vested on February 9, 2012; 8,351 will vest on February 9, 2013 and 8,351 will vest on February 9, 2014. The treatment of these awards upon a change of control or termination of employment is described below under “—Potential Payments Upon Termination or Change in Control.” The market value of the non-vested time-based phantom units is based on the NYSE closing price of our common units on December 30, 2011 of $25.53.
(2)	The amounts shown reflect awards of time-based phantom units granted under the terms of the LTIP. Each of these awards vests and becomes payable in one-third increments contingent only upon Mr. Wallace’s continued employment with us through the end of the restriction periods. Of these phantom units, 3,719 vested on March 23, 2012 and 3,718 will vest on March 23, 2013; 3,280 vested on February 9, 2012; 3,281 will vest on February 9, 2013 and 3,281 will vest on February 9, 2014. The treatment of these awards upon a change of control or termination of employment is described below under “—Potential Payments Upon Termination or Change in Control.” The market value of the non-vested time-based phantom units is based on the NYSE closing price of our common units on December 30, 2011 of $25.53.
(3)	The amounts shown reflect awards of time-based phantom units granted under the terms of the LTIP. Each of these awards vests and becomes payable in one-third increments contingent only upon Mr. Horton’s continued employment with us through the end of the restriction periods. Of these phantom units, 5,249 vested on February 9, 2012; 5,249 will vest on February 9, 2013 and 5,250 will vest on February 9, 2014. The treatment of these awards upon a change of control or termination of employment is described below under “—Potential Payments Upon Termination or Change in Control.” The market value of the non-vested time-based phantom units is based on the NYSE closing price of our common units on December 30, 2011 of $25.53.
(4)	The amounts shown reflect awards of time-based phantom units granted under the terms of the LTIP. Each of these awards vests and becomes payable in one-third increments contingent only upon Mr. Page’s continued employment with us through the end of the restriction periods. Of these phantom units, 5,249 vested on February 9, 2012; 5,249 will vest on February 9, 2013 and 5,250 will vest on February 9, 2014. The treatment of these awards upon a change of control or termination of employment is described below under “—Potential Payments Upon Termination or Change in Control.” The market value of the non-vested time-based phantom units is based on the NYSE closing price of our common units on December 30, 2011 of $25.53.
(5)	The amounts shown reflect awards of time-based phantom units granted under the terms of the LTIP. Each of these awards vests and becomes payable in one-third increments contingent only upon Mr. Davis’s continued employment with us through the end of the restriction periods. Of these phantom units, 8,333 will vest on June 29, 2012 and 8,333 will vest on June 29, 2013; 3,280 vested on February 9, 2012; 3,281 will vest on February 9, 2013 and 3,281 will vest on February 9, 2014. The treatment of these awards upon a change of control or termination of employment is described below under “—Potential Payments Upon Termination or Change in Control.” The market value of the non-vested time-based phantom units is based on the NYSE closing price of our common units on December 30, 2011 of $25.53.

(6)	These performance-based phantom unit grants were awarded May 12, 2011 and were granted with forfeitable distribution equivalent rights payable upon vesting of the performance-based phantom units. Actual payout of these awards will depend upon our achievement of certain specified performance levels, based upon equally weighted annual objectives for total unitholder return (ranked against our Peer Group) and annualized growth in distributable cash flow per unit. The portion of each award that may be earned during the performance period (which runs from January 1, 2011 to December 31, 2013) ranges from a threshold value of zero, to a target value equal to 100 percent of the award, and a maximum value of 200 percent of the award. Payment of amounts earned will occur following the end of the performance period, assuming continued employment with the general partner at such time.
(7)	The market value of the non-vested performance-based phantom units is based on the NYSE closing price of our common units on December 30, 2011 of $25.53, and assumes a target payout of 100 percent.

Option Exercises and Units Vested in 2011

The following table summarizes the number of common units acquired, and the values realized, by our NEOs upon the vesting of phantom units during 2011.

2011 Units Vested

	Unit Awards
Name	Number of Units Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
William H. Shea, Jr.	10,211	(2)	289,176
Robert B. Wallace	3,719	(3)	103,239
Keith D. Horton	—		—
Ronald K. Page	—		—
Bruce D. Davis, Jr.	8,334	(4)	225,184

(1)	The values realized on vesting of the phantom units are based on market price (i.e., the closing price reported by the NYSE) at the date of vesting.
(2)	Represents common units acquired by Mr. Shea upon the vesting of 10,211 phantom units on March 8, 2011 at a market price of $28.32.
(3)	Represents common units acquired by Mr. Wallace upon the vesting of 3,719 phantom units on March 23, 2011 at a market price of $27.76.
(4)	Represents common units acquired by Mr. Davis upon the vesting of 8,334 phantom units on June 29, 2011 at a market price of $27.02.

Potential Payments Upon Termination or Change in Control

As noted above within our “Compensation Discussion and Analysis,” our Committee believes that our Named Executive Officers are critical to our success and that it is important for us to protect them in the event that they lose their jobs under certain circumstances. We also believe that, by providing change of control protection, our executive officers will be able to evaluate every Partnership opportunity, even if that opportunity may result in the termination of their employment, without the distraction of personal considerations. For these reasons, our General Partner has entered into Employment Agreements containing certain severance benefits with Messrs. Shea, Wallace, Horton, Page and Davis. The change in control severance benefits are not triggered unless employment is terminated or adversely changed in a significant manner after a change in control.

Under our NEOs’ Employment Agreements, if the General Partner terminates the executive’s employment without cause, each Employment Agreement provides that the executive will receive an amount equal to: (i) one times (or two times for Messrs. Shea and Wallace) his annual base salary in effect immediately prior to termination or as set forth in the Employment Agreement, whichever is greater, payable in monthly installments plus (ii) one times (or two times for Messrs. Shea and Wallace) his bonus, calculated using the greater of the executive’s then current target annual bonus or the target annual bonus set forth in his Employment Agreement, multiplied by the greater of his then current base salary or the base salary in his Employment Agreement, payable in a lump sum on or before the date that is 60 days following the executive’s termination. All unvested time-based phantom units held by the executive would immediately vest and would be payable in accordance with terms of his underlying phantom unit grant agreement. All unvested performance-based phantom units granted prior to the plan year in which such executive officer’s employment was terminated will vest in accordance with the performance criteria established for the relevant plan year. All unvested performance-based phantom units granted to the executive officer for the plan year in which the executive officer’s employment was terminated will be forfeited. In lieu of providing certain health and dental benefits, the General Partner will pay the executive a lump sum amount in cash equal to one times (or two times for Messrs. Shea and Wallace) the product of the total medical and dental monthly insurance premiums paid or payable by us with respect to the executive and his family members for the month of his termination multiplied by 12. The executive will also be entitled to receive outplacement services for a period beginning on the date of his termination and continuing until the earlier of the two year anniversary of such date or the date that he begins full-time employment with a new employer.

The term “cause” is generally defined within the Employment Agreement, as the executive’s willful and continued failure to perform his duties (other than failures resulting from a disability), a felony conviction, gross misconduct, or a significant act of dishonesty regarding the General Partner or one its affiliates.

Further, each Employment Agreement provides change in control severance benefits to the executive officer upon the occurrence of two events (the “Triggering Events”). Specifically, if a change in control (as defined in the Employment Agreement) occurs and, within two years after the date of such change of control (or in some limited circumstances, immediately prior to a change of control) either (i) the executive officer’s employment is terminated other than for cause (as defined in the Employment Agreement) or due to death or disability or (ii) the executive officer terminates his employment for good reason (as defined in the Employment Agreement), then each executive officer will receive the change of control severance payments and other benefits described below. If either of the Triggering Events occurs, then the executive officer will receive a lump sum payment, in cash, of an amount equal to: three times the sum of his annual base salary plus his bonus. For purposes of this payment, the bonus will be calculated using the greater of the executive’s then current target annual bonus or the target annual bonus set forth in his Employment Agreement, multiplied by the greater of his then current base salary or the base salary in his Employment Agreement. The annual base salary will be calculated using the greatest of (x) the base salary in his Employment Agreement, (y) his base salary immediately prior to the change of control, or (z) his base salary in effect at any time following the change of control. In lieu of providing certain health and dental benefits, the General Partner will pay the executive a lump sum amount in cash equal to three times the product of (i) the total medical and dental monthly insurance premiums paid or payable by our General Partner with respect to the individual and any eligible dependent during the month of the executive’s termination of employment and (ii) 12. The executive will also be entitled to receive outplacement services for a period beginning on the date of his termination and continuing until the earlier of the two year anniversary of such date or the date that executive begins full-time employment with a new employer. Finally, all phantom units (time-based and performance-based) held by the executive officer would accelerate and immediately vest. Performance-based phantom units will be paid out at target level.

Under the Employment Agreements, a “change in control event” is generally defined as the occurrence of any one or more of the following events: (1) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or the Partnership; (2) any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) equity securities of the Partnership representing more than 50% of the combined voting power of the Partnership or (B) equity securities of the Partnership representing more than 50% of the combined voting power of the Partnership; or (3) the equity security holders of the Partnership approve the consummation of a merger or consolidation of the Partnership with any other entity, other than a merger or consolidation which would result in the voting securities of the Partnership immediately outstanding prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Partnership outstanding immediately after such merger or consolidation.

The term “good reason” is generally defined within the Employment Agreement, as a termination by the executive of his employment after a change in control due to a material reduction in authority, duties, title, status or responsibility, a material breach of the agreement by the General Partner, the General Partner’s failure to obtain an agreement from its successor to assume his agreement, or the General Partner’s relocation by more than 100 miles of the office that the executive was working at the time of the change in control or the General Partner’s requirement that the executive be based in a new office more than 50 miles away from the original office location.

The table below reflects the compensation and benefits, if any, due to each of our NEOs under various scenarios involving a termination of employment. These amounts are estimates of the amounts that would be paid to the NEOs but the actual amounts paid can only be determined at the time of an NEO’s termination of employment. The various estimates are based on the following assumptions:

•	The triggering event occurred on December 31, 2011;

•	The price per Partnership unit is the price at the close on December 30, 2011 ($25.53);

•

Health and welfare benefits are included, where applicable, at the estimated value of the continuation of these benefits using the assumptions that are used for GAAP financial purposes as of December 31, 2011; and

•	Each NEO had exhausted all available vacation benefits as of December 31, 2011.

Name	Benefit	For Cause Termination ($)	Termination Without Cause(1) ($)	Not for Cause or Good Reason Termination after Change in Control(2) ($)	Change in Control - without Termination(3) ($)	Termination Due to Death or Disability(4) ($)
William H. Shea, Jr.	Cash Severance
	Base Salary	0	864,800	1,297,200	0	0
	Annual Incentive	0	864,800	1,297,200	0	432,400
	Phantom Unit Awards	0	1,161,002	1,696,626	1,696,626	1,696,626
	Other Employee Benefits	0	61,654	68,481	0	0

	Total	0	2,952,256	4,359,507	1,696,626	2,129,026

Robert B. Wallace	Cash Severance
	Base Salary	0	607,300	910,950	0	0
	Annual Incentive	0	455,474	683,211	0	227,737
	Phantom Unit Awards	0	441,107	676,180	676,180	676,180
	Other Employee Benefits	0	80,142	96,213	0	0

	Total	0	1,584,023	2,366,554	676,180	903,917

Keith D. Horton	Cash Severance
	Base Salary	0	308,800	926,400	0	0
	Annual Incentive	0	231,600	694,800	0	231,600
	Phantom Unit Awards	0	402,046	641,124	641,124	641,124
	Other Employee Benefits	0	40,071	96,213	0	0

	Total	0	982,517	2,358,537	641,124	872,724

Ronald K. Page	Cash Severance
	Base Salary	0	308,800	926,400	0	0
	Annual Incentive	0	231,600	694,800	0	231,600
	Phantom Unit Awards	0	402,046	641,124	641,124	641,124
	Other Employee Benefits	0	40,071	96,213	0	0

	Total	0	982,517	2,358,537	641,124	872,724

Bruce D. Davis, Jr.	Cash Severance
	Base Salary	0	303,650	910,950	0	0
	Annual Incentive	0	227,737	683,211	0	227,737
	Phantom Unit Awards	0	676,749	911,822	911,822	911,822
	Other Employee Benefits	0	40,071	96,213	0	0

	Total	0	1,248,207	2,602,196	911,822	1,139,559

(1)	Upon a not-for-cause termination, the cash severance payment amount equals (i) one times (or two times for Messrs. Shea and Wallace), the annual base salary in effect immediately prior to the termination or as set forth in the Employment Agreement, whichever is greater, payable in monthly installments, plus (ii) one times (or two times for Messrs. Shea and Wallace) the executive officer’s annual incentive bonus, calculated using his highest annual targeted bonus percentage and highest annual base salary. All time-based phantom units immediately vest and are payable in accordance with the terms of the underlying award agreement (i.e. ratably paid). All performance-based phantom units granted prior to the plan year of termination will vest according to the performance criteria established for the relevant plan year. All performance-based phantom units granted to the officer for the plan year in which the employment was terminated are forfeited. The health benefit is equal to one times (or two times for Messrs. Shea and Wallace) the product of (i) the total medical and dental monthly insurance premiums paid or payable by our General Partner with respect to the individual and any eligible dependent during the month of the executive’s termination of employment and (ii) 12. The outplacement services reflect the full potential 12 months (or 24 months for Messrs. Shea and Wallace) of services that would be provided to the executive officer upon his termination of employment, although if the executive begins full-time employment with an unrelated employer these services would cease, and the amounts here may reflect a greater value than the executive would actually receive.
(2)

Upon a termination after a change in control event, the cash severance payment amount equals three times the sum of (i) the executive’s highest annual base salary plus (ii) his annual incentive bonus (calculated using his highest annual targeted incentive bonus percentage and highest annual base salary). The health benefit is equal to three times the product of (i) the total medical and dental monthly insurance premiums paid or payable by our General Partner with respect to the individual and any eligible dependent during the month of the executive’s termination of employment and (ii) 12. The outplacement services reflect the full potential 24 months of services that would be provided to the executive upon termination of employment, although if the executive begins full-time employment with an unrelated employer these services would cease, and the amounts here may reflect a greater value than the executive would actually receive. Upon a termination after a change in control, all phantom units (time-based and performance-based) accelerate and vest in full. Performance-based phantom units are paid out at target level.
(3)	Upon a change in control event, all phantom units (time-based and performance-based) accelerate and vest in full under the terms of the LTIP. Performance-based phantom units are paid at target level.
(4)	Upon a termination due to death or disability, all phantom units (time-based and performance-based) accelerate and vest in full under the terms of the LTIP. Performance-based phantom units are paid at target level. A pro-rated portion of the annual incentive award will be paid at target level.

Compensation of Directors

Retainers and Fees. Officers or employees of our General Partner or its affiliates who also serve as directors do not receive additional compensation for their service as a director of our General Partner. The Compensation and Benefits Committee periodically reviews and makes recommendations on the compensation of directors. For 2011, the Committee engaged BDO USA, LLP to review the overall structure of the director compensation program and provide advice on the structure of the cash and equity elements of the program. In July 2011, the Committee implemented changes to the cash and equity components of the program. Prior to July 2011, each non-employee director of our General Partner received an annual retainer of $110,000, consisting of $20,000 paid in cash and $90,000 paid in deferred common units. The Chair of the Audit Committee received an annual cash retainer of $15,000 and each other Audit Committee member received an annual cash retainer of $10,000. The Chairs of all other Board committees received an annual cash retainer of $2,500. In addition to annual retainers, each non-employee director received $1,000 in cash for each Board and committee meeting attended.

Effective July 1, 2011, each non-employee director of our General Partner received an annual retainer of $150,000, consisting of $60,000 paid in cash and $90,000 paid in deferred common units. Effective January 1, 2012, each non-employee director of our General Partner receives an annual retainer of $150,000, consisting of $75,000 paid in cash and $75,000 paid in deferred common units. In addition, beginning on January 1st of the year following the year a director meets his or her Unit Ownership Guidelines requirement, a director will receive the equity portion of his or her annual retainer in common units, rather than deferred common units, unless he or she elects to continue to receive deferred common units. The actual number of common units or deferred common units awarded in any given year is based upon the NYSE closing price of our common units on the dates on which such awards are granted. Each deferred common unit represents one common unit representing a limited partner interest in us, which is vested upon issuance and is available to the holder upon termination or retirement from the board of directors of our General Partner. The Chairman of the Board receives an annual cash retainer of $125,000 in addition to all other retainers and fees. The Chairs of the Audit Committee and the Compensation and Benefits Committee of the Board, each receive an annual cash retainer of $15,000. The Chair of the Nominating and Governance Committee receives an annual cash retainer of $6,000. All annual retainers are payable on a quarterly basis. In addition to annual retainers, each non-employee director receives a $2,000 cash payment for each in-person Board meeting attended, but no fees are paid for telephonic Board meetings or for any committee meetings. Directors appointed during a year, or who cease to be directors during a year, receive a pro rata portion of cash and common units or deferred common units. Directors may elect to receive any cash payments in common units or deferred common units, and may elect to defer the receipt of any cash or common units that they receive under our General Partner’s Amended and Restated Non-Employee Directors Deferred Compensation Plan.

Directors’ Unit Ownership Guidelines. Effective July 1, 2011, each non-employee director is expected to own units in the Partnership having a value equal to three times (3x) the amount of the annual retainer paid to the director. Included in the determination of unit ownership for purposes of these guidelines are all common units, common units beneficially owned and deferred common units. Directors are allowed a six year phase-in period to comply with these guidelines. As of December 31, 2011, all Directors have met their ownership guidelines.

Non-Employee Directors’ Deferred Compensation Plan. Our General Partner has adopted the Penn Virginia Resource GP, LLC Amended and Restated Non-Employee Directors Deferred Compensation Plan. This

plan permits the non-employee directors of our General Partner to defer the receipt of any or all cash, common units and restricted units they receive as compensation. All deferrals, and any distributions with respect to deferred common units or deferred restricted units, are credited to a deferred compensation account, the cash portion for any fractional unit is credited quarterly with interest calculated at the prime rate. Non-employee directors of our General Partner are fully vested at all times in any cash or deferred common units credited to their deferred compensation accounts. Any restricted unit awards credited to a deferred compensation account are subject to the same vesting and forfeiture restrictions that apply to the underlying award. Amounts held in a non-employee director’s deferred compensation account will be distributed to the director on the January 1st following the earlier to occur of the director reaching age 70 or the resignation or removal of the director from the Board. Upon the death of a non-employee director, all vested amounts held in the deferred compensation account of the non-employee director will be distributed to the director’s estate.

Business Expenses. Each non-employee director is reimbursed for his or her out-of-pocket expenses in connection with attending meetings of the Board or its committees.

Indemnification. We indemnify each director for actions associated with being a director to the extent permitted under Delaware law.

The following table reflects the compensation earned by each of the non-employee directors of our General Partner during 2011:

	2011 Director Compensation
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Edward B. Cloues, II	$118,500		$89,957	$0	208,457
James L. Gardner	74,250		89,957	0	164,207
Robert J. Hall	64,625		89,957	4,000	158,582
Thomas W. Hofmann	75,500		89,957	0	165,457
James R. Montague	71,250		89,957	3,200	164,407
Marsha R. Perelman	55,003	(3)	89,957	0	144,960
John C. van Roden, Jr.	59,750		89,957	0	149,707
Jonathan B. Weller	60,125		89,957	4,000	154,082

(1)	Represents the aggregate grant date fair value of deferred common units granted to the non-employee directors of our General Partner during 2011. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common units on the dates of grant. In 2011, the directors received $22,500 worth of deferred units on a quarterly basis and the value of any fractional units was deposited into his/her individual deferred cash compensation account. As of December 31, 2011, directors had the following aggregate numbers of deferred common units accumulated in their respective deferred compensation accounts (these amounts include distribution equivalents credited to such accounts in the form of additional deferred common units):

Name	Aggregate Deferred Unit Awards
Edward B. Cloues, II	36,945
James L. Gardner	31,100
Robert J. Hall	27,682
Thomas W. Hofmann	12,108
James R. Montague	38,945
Marsha R. Perelman	34,999
John C. van Roden, Jr.	27,682
Jonathan B. Weller	27,682

(2)

Represents amounts paid by us as matching contributions under our Matching Gifts Program, which we sponsor for our directors to encourage financial support of education institutions and civic, cultural and medical or science organizations. Under the program, we will match gifts on a three-for-one basis for the first $100 given in a calendar year to an eligible charity and on a one-for-one basis for any additional contributions made to the same charity. The minimum gift which will be matched is $10. The total annual matching dollars to all charities is limited to $4,000 per director or officer. We may suspend, change, revoke or terminate the program at any time.
(3)	Ms. Perelman elected to receive all of her cash compensation (consisting of the cash portion of her retainer and meeting fees) in common units. She received a total of 2,176 common units in lieu of cash compensation of $55,003 in 2011. The number of common units awarded in lieu of cash fees were calculated based upon the NYSE closing price of our common units on the date of each unit grant and the value of any fractional units was paid out in cash and is included in the “Fees Earned or Paid in Cash” column, except that the value of the fractional units from the fourth quarter 2011 deferred unit payment which was deposited into her individual deferred cash compensation account.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2011 regarding securities issued and to be issued under our General Partner’s equity compensation plans approved by our unitholders. Our General Partner does not have any equity compensation plans which were not approved by our unitholders. See “Compensation Discussion and Analysis — Long-Term Incentive Plan,” for a description of our LTIP, our only equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by unitholders	561,582	(1)	n/a	(2)	1,361,044	(3)
Equity compensation plans not approved by unitholders	—		—		—

(1)	Represents 218,467 time-based phantom units, 105,972 performance-based phantom units, and 237,143 deferred common units granted under the General Partner’s Sixth Amended and Restated Long-Term Incentive Plan (“LTIP”). Vesting and payout of the phantom units may be conditioned upon achievement of pre-determined financial or other performance objectives or attainment of certain length of service goals with us. Deferred common units are issued to our directors, vest immediately upon issuance, and are available to each director upon termination or retirement from the Board.
(2)	Awards under the LTIP are settled without payment by recipients.
(3)	Represents the number of common units available for issuance under the LTIP as of December 31, 2011. The LTIP provides that the Board or a committee of the Board may award restricted units, phantom units, options, and other unit-based awards and unit awards. The awards may be also settled in cash.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as our independent registered public accounting firm to examine and report to unitholders on the consolidated financial statements of the Partnership and its subsidiaries for the fiscal year ending December 31, 2012. KPMG LLP has served as our independent registered public accounting firm since 2002.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP, our independent registered public accounting firm, for each of the fiscal years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
Audit fees(1)	$917,294	$769,420
Audit-related fees(2)	1,650	—
Tax fees	—	—
All other fees	—	—
Total accounting fees and services	$918,944	$769,420

(1)	Audit fees consist of the fees for the integrated audits of our consolidated financial statements, consents for registration statements and comfort letters related to public offerings. Also included in the audit fees are reimbursements of travel-related expenses.
(2)	Audit-related fees consist of fees pertaining to subscriptions to an online accounting research tool owned by our independent public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The policy of the Audit Committee is to pre-approve all audit, audit-related and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. Our independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All of the services in 2011 and 2010 in the table above were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Partnership’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. At December 31, 2011, the Audit Committee was chaired by Mr. Thomas W. Hofmann and also included Mr. James R. Montague and Mr. John C. van Roden, Jr.

The Partnership’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee reviewed with KPMG LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Thomas W. Hofmann (Chair)

James R. Montague

John C. van Roden, Jr.

HOUSEHOLDING NOTICE

We may send only one copy of the notice regarding the availability of proxy materials and our Proxy Statement and 2011 Annual Report, as applicable, to unitholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householding mailing this year and you would like to have additional copies of the notice regarding the availability of proxy materials and our Proxy Statement and 2011 Annual Report, as applicable, mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Investor Relations Department at www.invest@pvrpartners.com, or in writing, at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087 or by telephone at (610) 975-8204. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Unitholders who hold units in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

PROPOSALS FOR THE 2013 ANNUAL MEETING

In order to nominate a person for election to the Board at our 2013 annual meeting, notice must be received at our principal executive offices at the address listed above no later than the close of business on March 8, 2013 and no earlier than February 7, 2013. Such unitholder nominations must also be otherwise eligible for inclusion under the terms set forth in the Partnership Agreement. For additional information, please see the section entitled “Governance Matters—Nomination of Director Candidates by Unitholders.”

Any matter to be voted on at an annual meeting of limited partners that is not related to the nomination of persons for election to the Board can only be proposed by our General Partner. A special meeting of our limited partners may only be called by our General Partner or by limited partners owning 20% or more of the Outstanding Units (as defined in the Partnership Agreement) of the class or classes for which a meeting is proposed.

2011 ANNUAL REPORT

A copy of our 2011 Annual Report, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a Proxy Statement is made available upon the written request of such person addressed to our Investor Relations Department at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087 or at www.invest@pvrpartners.com.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 5, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 5, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees
01 James L. Gardner 02 Thomas W. Hofmann 03 William H. Shea, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2 To approve the advisory resolution approving executive compensation; and					☐	☐	☐
3 To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the 2012 fiscal year.					☐	☐	☐

NOTE: This proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned unitholder. If no direction is made, the proxy will be voted as the Board of Directors recommends. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Form of Proxy for Holders of Penn Virginia Resource Partners, L.P. Common Units

Dear Unitholder:

Your vote is important and we encourage you to submit your proxy electronically via the Internet or by telephone, both of which are available 24 hours a day, 7 days a week.

•   To submit your proxy electronically via the Internet, go to the website: www.proxyvote.com and follow the prompts. You must use the control number printed in the box on the reverse side of this card.

•   To submit your proxy by telephone, you need to use a touch-tone telephone and use the control number printed in the box on the reverse side of this card.

Your vote is important. Thank you for voting.

Proxy card must be signed and dated on the reverse side, if voting by U.S Mail.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER OF PENN VIRGINIA RESOURCE PARTNERS, L.P. RECOMMENDS A VOTE “FOR” ALL CLASS I DIRECTOR NOMINEES LISTED, “FOR” APPROVAL OF THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENN VIRGINIA RESOURCE GP, LLC PROXY

PENN VIRGINIA RESOURCE PARTNERS, L.P.

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, Pennsylvania 19087

The undersigned unitholder(s) of Penn Virginia Resource Partners, L.P. (the “Partnership”) hereby appoint(s) Robert B. Wallace and Bruce D. Davis, Jr., each or any of them, with full power of substitution and revocation, as proxies to represent the undersigned and to vote, as designated, and otherwise act in such proxyholder’s sole discretion as to any other matter properly raised in respect of all common units of the Partnership, which the undersigned may be entitled to vote at the Annual Meeting of Unitholders of the Partnership to be held on June 6, 2012, at 10:00am local time at The Villanova University Conference Center, 601 County Line Road, Radnor, PA 19087, and at any and all adjournments thereof, with all the rights and powers the undersigned would possess if personally present. Proxies are instructed to vote as specified on the reverse side or in such proxyholder’s sole discretion as to any other matter that may properly come before the Annual Meeting.

Continued and to be signed on reverse side